Exhibit 10.38

SHIPBUILDING CONTRACT

NO. 13YF-NB-50

FOR

CONSTRUCTION OF ONE 64,000 DWT BULK CARRIER

(HULL NO.BC64K-BT01)

BETWEEN

Baltic Trading Limited or its guaranteed nominee

as BUYER

and

Yangfan Group Co,. Ltd.

as SELLER

DATE: 13th November, 2013

CONTENTS

PREAMBLE	1
DEFINITION	2
ARTICLE I DESCRIPTION AND CLASS	5
1. DESCRIPTION:	5
2. CLASS AND RULES	5
3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL	6
4. GUARANTEED SPEED	6
5. GUARANTEED FUEL CONSUMPTION	6
6. GUARANTEED DEADWEIGHT	7
7. SUBCONTRACTING:	7
8. REGISTRATION:	7
9. SPARE PARTS	7
10. MAKER’S LIST	8
ARTICLE II ORIGINAL CONTRACT PRICE, CONTRACT PRICE & TERMS OF PAYMENT	9
1. ORIGINAL CONTRACT PRICE, CONTRACT PRICE	9
2. CURRENCY:	9
3. TERMS OF PAYMENT	9
4. METHOD OF PAYMENT	11
5. PREPAYMENT:	12
6. SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY	12
ARTICLE III ADJUSTMENT OF THE ORIGINAL CONTRACT PRICE	13
1. DELIVERY	13
2. INSUFFICIENT SPEED	14
3. FUEL CONSUMPTION	14
4. DEADWEIGHT	15
5. BANKRUPTCY AND OTHER CIRCUMSTANCES	15
6. EFFECT OF RESCISSION	16
ARTICLE IV SUPERVISION AND INSPECTION	17
1. APPOINTMENT OF THE SUPERVISOR	17
2. PLANS AND DRAWINGS	17
3. SUPERVISION AND INSPECTION BY THE SUPERVISOR	18
5. SALARIES AND EXPENSES	18
6. REPORT OF PROGRESS	18
ARTICLE V MODIFICATIONS, CHANGES AND EXTRAS	20
1. HOW EFFECTED	20
2. CHANGES IN RULES AND REGULATIONS, ETC.	20
3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT	21
4. BUYER'S SUPPLIED ITEMS	22
ARTICLE VI TRIALS	23
1. NOTICE	23
2. HOW CONDUCTED	23
3. TRIAL LOAD DRAFT	24
4. METHOD OF ACCEPTANCE OR REJECTION	24
5. DISPOSITION OF SURPLUS CONSUMABLE STORES	25
6. EFFECT OF ACCEPTANCE	25
ARTICLE VII DELIVERY	27
1. TIME AND PLACE	27
2. WHEN AND HOW EFFECTED	27
3. DOCUMENTS TO BE DELIVERED TO THE BUYER	27

Date: 13th November, 2013
I

4. TITLE AND RISK	29
5. REMOVAL OF VESSEL	29
6. TENDER OF THE VESSEL	29
ARTICLE VIII DELAYS & EXTENSION OF TIME FOR DELIVERY	30
1. CAUSE OF DELAY	30
2. NOTICE OF DELAY	30
3. RIGHT TO CANCEL FOR EXCESSIVE DELAY	31
4. DEFINITION OF PERMISSIBLE DELAY	31
ARTICLE IX WARRANTY OF QUALITY	32
1. GUARANTEE OF MATERIAL AND WORKMANSHIP	32
2. NOTICE OF DEFECTS	32
3. REMEDY OF DEFECTS	32
4. EXTENT OF THE SELLER'S LIABILITY	33
ARTICLE X CANCELLATION, REJECTION AND RESCISSION BY THE BUYER	35
ARTICLE XI BUYER'S DEFAULT	36
1. DEFINITION OF DEFAULT	36
2. NOTICE OF DEFAULT	36
3. INTEREST AND CHARGE	36
4. DEFAULT BEFORE DELIVERY OF THE VESSEL	37
5. SALE OF THE VESSEL	37
ARTICLE XII INSURANCE	39
1. EXTENT OF INSURANCE COVERAGE	39
2. APPLICATION OF RECOVERED AMOUNT	39
3. TERMINATION OF THE SELLER'S OBLIGATION TO INSURE	40
ARTICLE XIII DISPUTES AND ARBITRATION	41
1. PROCEEDINGS	41
2. ALTERNATIVE ARBITRATION BY AGREEMENT	41
3. NOTICE OF AWARD	42
4. EXPENSES	42
5. AWARD OF ARBITRATION	42
6. ENTRY IN COURT	42
7. ALTERATION OF DELIVERY TIME	42
ARTICLE XIV RIGHT OF ASSIGNMENT	43
ARTICLE XV TAXES AND DUTIES	44
1. TAXES AND DUTIES INCURRED IN CHINA	44
2. TAXES AND DUTIES INCURRED OUTSIDE CHINA	44
ARTICLE XVI PATENTS, TRADEMARKS AND COPYRIGHTS	45
ARTICLE XVII NOTICE	46
ARTICLE XVIII EFFECTIVE DATE OF CONTRACT	47
ARTICLE XIX INTERPRETATION AND MISCELLANEOUS PROVISIONS	48
1. LAW APPLICABLE	48
2. DISCREPANCIES	48
EXHIBIT “A”	50
EXHIBIT “B”	53
EXHIBIT “C”	57

Date: 13th November, 2013
II

SHIPBUILDING CONTRACT
 NO. 13YF-NB-50

FOR

CONSTRUCTION OF ONE 64,000 DWT BULK CARRIER

(HULL NO.BC64K-BT01)

PREAMBLE

This CONTRACT, entered into this 13th November, 2013 by and between Baltic Trading Limited or its guaranteed nominee organized and existing under the laws of Marshal Islands, having its principal office at 299 Park Avenue 12th floor New York, NY USA 10171 (hereinafter called the “BUYER”) on one part; and Yangfan Group Co., Ltd. a corporation organized and existing under the Laws of the People’s Republic of China, having its registered office at 169 Lujiazhi Road, Shenjiamen, Putuo, Zhoushan City, Zhejiang province People’s Republic of China (hereinafter called the “SELLER”) on the other part.

WITNESSETH

In consideration of the mutual covenants contained herein, the SELLER agrees to design, build, launch and equip, as well as complete, sell and deliver at the SELLER’s SHIPYARD to the BUYER after completion and successful trials one (1) 64,000 dwt bulk carrier as more fully described in ARTICLE I hereof, to be registered under the flag of Marshall Islands (or Liberia) or other flag of convenience, and the BUYER agrees to purchase and take delivery of the aforesaid VESSEL from the SELLER and to pay for the same in accordance with the terms and conditions hereinafter set forth.

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DEFINITION

Unless the context of this Contract stipulates otherwise, following words in this Contract shall have the meaning set out hereinbelow:

“banking days”	days when the banks involved in the Contract are open for business

“business day”	a day when work is normally performed in People’s Republic of China and the state of New York;

“BUYER”	the company referred to as “BUYER” in the Preamble inclusive of its nominee

“BUYER’s Supply”	any item, equipment, stores or service, which shall be supplied and/or paid for by the BUYER in accordance with ARTICLE V Paragraph 4;

“Classification Society” or “Class”	the classification society referred to
in ARTICLE I Paragraph 2;

“construction”	the designing, building, testing, commissioning, launching and equipping of the VESSEL, unless the context otherwise requires;

“Contract”	this Shipbuilding Contract with its Appendices and Exhibits, any amendments thereto

“Contract Delivery Date”	the date set out in ARTICLE VII Paragraph 1;

“Contract Price”	the Original Contract Price, after adjustment in accordance with the terms of this Contract;

“Date of Contract”	the date specified in the Preamble;

“day” or “days”	mean “calendar day” or “calendar days”;

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"deadweight"	has the meaning set out in the Specifications;

“delivery”	the delivery of the VESSEL from the SELLER to the BUYER in accordance with ARTICLE VII;

“drawings”	the plans and drawings listed in the Specifications and any amendment thereto as well as plans and drawings referred to the ARTICLE IV paragraph 2;

“Effective Date”	the date determined in accordance with the provisions set out in ARTICLE XVIII;

“flag state”	the state referred to in WITNESSETH, to which the VESSEL to be registered;

“Force Majeure”	any of the events set out in and subject to ARTICLE VIII Paragraph 1;

“Force Majeure delay”	a delay caused by Force Majeure, which, subject to the provisions of ARTICLE VIII, constitutes Permissible Delay;

“guarantee period”	a period of 12 months from the delivery of the VESSEL as set out in ARTICLE IX;

“Makers List”	Final Maker of Major Machinery & Equipment for 64,000 DWT Bulk Carrier, which shall be included in the Specifications;

“Original Contract Price”	the price stipulated in ARTICLE II;

“permissible delay”	shall mean Force Majeure delay to the extent it causes unavoidable and unforeseeable actual delay in delivery of the VESSEL and all other delay which, according to the terms of the

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Contract, permits an adjustment of the Contract Delivery Date and is to be distinguished from unauthorised delay on account of which the SELLER shall be liable in accordance with ARTICLE III Paragraph 1;

“regulatory bodies”	the relevant authorities imposing rules and regulations with which the construction and delivery of the VESSEL must comply, which shallinclude the authorities of the Flag State together with other authorities set out in the Specifications, as the case may be;

“SELLER”	the company referred to as “SELLER” in the Preamble;

“SELLER’s bank”	The Export-Import Bank of China or Bank of China.

“SELLER’S SHIPYARD”	Namely as East coast Shipyard, and/or Dashenzhou Shipyard, and/or Zhoushan Shipyard in Zhoushan city.

“Specifications”	the specifications referred to in ARTICLE I Paragraph 1 and any amendment thereto;

“subcontractor”	any person (not being a servant or employee of the SELLER) or company, with whom or with which the SELLER has entered into a contract for the design, construction, manufacture or supply of any item, equipment, work or service for the VESSEL;

“VESSEL”	the VESSEL described in ARTICLE I.

“Hull No.”	Hull number shall be BC64K-BT01.

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ARTICLE I   DESCRIPTION AND CLASS

1. DESCRIPTION:

The Vessel is a 64,000dwt Bulk Carrier, at designed draft moulded of 11.30 meters (hereinafter called the "Vessel") of the class described below. The Vessel shall have the SELLER’s Hull No. BC64K-BT01 and shall be constructed, equipped and completed in accordance with the following "Specifications":

(1) Technical Specifications (Drawing No. SC4622(YF)-010-02SM)
(2) General Arrangement Plan (Drawing No. SC4622(YF)-100-04)
(3) Midship Section (Drawing No. SC4622(YF)-110-04)
(4) Maker’s List (Final Maker of Major Machinery & Equipment for 64,000 DWT Bulk Carrier)

attached hereto and signed by each of the parties to this Contract (hereinafter collectively called the “Specifications”), making an integral part hereof.

All of the works envisaged by this CONTRACT shall be undertaken by the SELLER in a good, sound and workmanlike manner in accordance with first class shipbuilding standards and practices in the People’s Republic of China for bulk carriers.

It is expressly agreed and understood that the SELLER shall be solely responsible for all aspects of the design of the VESSEL.

2. CLASS AND RULES

The VESSEL, including its machinery and equipment, shall be constructed in accordance with the rules and regulations of LR (hereinafter called the "Classification Society") and shall be distinguished in the record in the following class notation:

LR  ☐  100A1 Bulk Carrier, CSR, BC-A, Holds No.2&4 may be empty, ESP, LI, ShipRight(CM,ACS(B)), *IWS, GRAB[20],
       ☐  LMC, UMS, with the descriptive notes "Pt.HT, ShipRight BWMP(T), ShipRight(SCM)"

The VESSEL to be built under special survey of and in compliance with the rules and regulations of the Classification Society, including the edition and amendments thereto, being in force and up-to-dated as of the date of the Contract signing including rules and regulations published and officially declared and ratified by regulatory bodies specified in the Specification, at the date of the Contract signing, which shall be compulsorily brought into force before the delivery date.

The SELLER shall arrange with the Classification Society to assign a representative or representatives (hereinafter called the "Classification Surveyor") to the SELLER's

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Shipyard for supervision of the construction of the VESSEL and will advise in advance the BUYER about the aforementioned arrangement.

All fees and charges related to classification and compliance with the above specified classification rules and other rules and/or regulations valid as specified above, as well as royalties, if any, payable on account of the construction of the VESSEL shall be for the account of the SELLER, except as  otherwise provided and agreed herein.

The plans, materials and workmanship entering into the construction of the VESSEL shall at all times be subject to inspections and tests in accordance with the rules and regulations of the Classification Society as well as in line with the Specifications.

Decisions of the Classification Society as to compliance or non-compliance with Classification rules and regulations referred to in the Specifications shall be final and binding upon the parties hereto.

The VESSEL shall also comply with the rules, regulations, requirements and circulars of all other regulatory bodies listed in the Specifications, including, without limitation, the maritime regulatory authorities of Marshall Islands (or Liberia).

3. PRINCIPAL PARTICULARS AND DIMENSIONS OF THE VESSEL

(a)	Hull
The main dimensions of the Vessel shall be
Length overall abt.	199.99 m
Length between perpendiculars	194.50 m
Breadth (moulded)	32.26 m
Depth (moulded)	18.50 m
Draft (designed)	11.30 m
Draft (scantling)	13.30 m

(b)	Propelling Machinery
The Vessel will be propelled by a diesel engine, of the following types manufactured under license of MAN B&W 5S60ME-C8.2 (Tier II).

4. GUARANTEED SPEED

The service speed of the vessel not less than 13.80 knots at scantling draft of 13.3m and at 5950 kW(CSR of main engine  with 15% sea margin) and clean bottom on calm (no wind no wave), deep open sea.

5. GUARANTEED FUEL CONSUMPTION

The fuel oil consumption of main engine not to exceed 26.3t/day based on service speed of 14.4 knots at engine power of 6842.5kW, ISO ambient condition and diesel fuel oil of

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lower calorific value of 42707kj/kg (hereinafter called the “Guaranteed Fuel Consumption”). NOx emission to comply with the latest IMO regulations.

6. GUARANTEED DEADWEIGHT

The SELLER guarantees that the Vessel, when completed and ready for sea, shall be capable of carrying the deadweight tonnage of not less than 63,800 metric tons on the scantling draft of 13.30 m in sea water of 1.025 specific gravity, calculated in accordance with the Technical Specifications (hereinafter called the “Guaranteed Deadweight”).

The actual deadweight of the Vessel expressed in metric tons shall be based on calculations made by the SELLER and checked by the Buyer, and all measurements necessary for such calculations shall be performed in the presence of the Supervisors, Classification Society representatives and in accordance with the Technical Specifications, and thereafter a certificate of deadweight shall be issued by the SELLER. The cost, if any, shall be for the account of the SELLER.

Should there be any dispute between the SELLER and the Buyer in such calculation and/ or measurements, the decision of the Classification Society shall be final.

7. SUBCONTRACTING:

The SELLER may, at its sole discretion and responsibility, provided that the BUYER should have been given prior notice of the relevant subcontractors and suppliers and have the right to review and to object, subcontract any portion of the construction work of the VESSEL to experienced subcontractors, but delivery and final assembly into the VESSEL of any such work subcontracted shall be at the SELLER's Shipyard and SELLER`s responsibility and risk.

8. REGISTRATION:

The Vessel shall fly the flag of Marshall Islands (or Liberia) and shall be registered by the BUYER at its own cost and expense at the time of delivery and acceptance of the Vessel hereunder. The BUYER shall apply to the flag authorities for exemption for the variation items based on Hong Kong flag, which variation items had been provided by the SELLER to the BUYER.

9. SPARE PARTS

The SELLER shall furnish on board the VESSEL at the time of delivery, spare parts and maintenance tools of the type, and in at least the specified quantities, recommended by the makers of the machinery and equipment to which they relate and required by the

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Classification Society or any of the regulatory authorities. The cost of these parts and maintenance tools is included in the Original Contract Price.

10. MAKER’S LIST

The parties agree that the Maker(s) selected for this Vessel shall be as listed in the maker’s list, except if the Maker(s) is not able to meet the delivery schedule or not available in the market. In such case, the SELLER shall be entitled to select alternative makers with prior consent of the Buyer, which consent shall not be unreasonably withheld.

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ARTICLE II   ORIGINAL CONTRACT PRICE, CONTRACT PRICE & TERMS OF PAYMENT

1. ORIGINAL CONTRACT PRICE, CONTRACT PRICE

The contract price of the VESSEL payable by the BUYER under this Contract is United States Dollars Twenty Eight Million Only (USD28,000,000.00 only), the price includes fees, costs and brokerage, other than the BUYER's Supplies as provided in ARTICLE V hereof and other specified expenses herein, (hereinafter referred to as the “Original Contract Price”), and shall be subject to upward or downward adjustment, if any, only as hereinafter set forth in this Contract. Such Original Contract Price together with all adjustment under the Contract, if any, shall be deemed to be the Contract Price. Remitting bank’s charges for transfer of funds to the SELLER in respect of payments under this ARTICLE II shall be for the account of the BUYER.

2. CURRENCY:

Any and all payments by the BUYER to the SELLER under this Contract shall be made in United States Dollars.

3. TERMS OF PAYMENT

The following installments of the Contract Price shall be paid by the Buyer to the SELLER:

(a)	1st Instalment:

The sum of United States Dollars Two Million Eight Hundred Thousand Only (USD2,800,000.00 only), representing ten percent (10%) of the Original Contract Price, which shall be paid as following steps:

a-a) Deposit:

The sum of United States Dollars Five Hundred Thousand (USD500,000 only), as a part of the 1st instalment, to be paid within three(3) banking days of contract signing and upon issuance of a Corporation Guarantee by the SELLER in the form annexed hereto as Exhibit "A".

Should the SELLER fail to effect the contract by the 3rd January, 2014, the total amount deposited will be released back to the BUYER within three (3) banking days.

a-b)     balance of the 1st instalment

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The sum of United States Dollars Two Million Three Hundred Thousand Only (USD2,300,000.00 only), representing ten percent (10%) of the Original Contract Price less the deposit amount, shall become due and payable after the effectiveness of the Contract and be paid by the BUYER within five (5) banking days after receipt by the BUYER of the SWIFT copy of Refund Guarantee for 1st, 2nd, and 3rd instalments in the form annexed hereto as Exhibit "B" issued by SELLER’s bank but not before 3 January 2014.

Meanwhile, the BUYER shall deliver to the SELLER the Corporate Payment Guarantee in a form annexed hereto as Exhibit “C” for the 2nd and 3rd Instalment issued by the BUYER acceptable to the SELLER’s bank in accordance with Paragraph 6 of this Article.

 (b)        2nd Instalment:

The sum of United States Dollars Two Million Eight Hundred Thousand Only (USD2,800,000.00 only), representing ten percent (10%) of the Original Contract Price, shall become due and payable after the cutting of the first steel plate of the VESSEL, but not earlier than ten (10) months before the Contract Delivery Date. Payment shall be made by the BUYER within Five (5) banking days after the receipt by the BUYER of the original of the invoice issued by the SELLER for the amount of the instalment and of the original certificate signed by the Classification Society attesting that the first steel plate in respect of the VESSEL has been cut;

(c)        3rd Instalment:

The sum of United States Dollars Two Million Eight Hundred Thousand Only (USD2,800,000.00 only), representing ten percent (10%) of the Original Contract Price, shall become due and payable after the keel of the VESSEL is laid in the SELLER's Shipyard, but not earlier than six (6) months before the Contract Delivery Date. Payment shall be made by the BUYER within five (5) banking days after the receipt by the BUYER of the original of the invoice issued by the SELLER for the amount of the instalment and the original certificate of the Classification Society attesting that the keel of the VESSEL is laid in the SELLER's Shipyard;

(d)        4th Instalment (Payment upon delivery of the VESSEL):

The sum of United States Dollars Nineteen Million Six Hundred Only (USD19,600,000.00 only), representing seventy percent (70%) of the Original Contract Price, plus any increase or minus any decrease due to modifications in accordance with ARTICLE V and/or, adjustments of the Original Contract Price in accordance with the provisions of the relevant articles hereof, shall become due and payable and be paid by the BUYER on delivery concurrently with the execution of the Protocol of Delivery and Acceptance of the VESSEL as provided in ARTICLE VII 3 below.

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The SELLER shall send to the BUYER a telefax demand for this instalment fifteen (15) days notice prior to the scheduled date of delivery of the VESSEL.

4. METHOD OF PAYMENT

(a)	1st Instalment:

a-a) Deposit:

The BUYER shall remit the amount of the Deposit in accordance with ARTICLE II, Paragraph 3 a-a) by telegraphic transfer to receiving bank nominated by the SELLER, for credit to the account of the SELLER with instructions of "Payment of Deposit of Hull No. BC64K-BT01”.

a-b) Balance of the 1st Instalment:

The BUYER shall remit the amount of this instalment in accordance with ARTICLE II, Paragraph 3 a-b) by telegraphic transfer to receiving bank nominated by the SELLER, for credit to the account of the SELLER with instructions of "Payment of 1st instalment of Hull No. BC64K-BT01”.

(b)        2nd Instalment:

The BUYER shall remit the amount of this instalment in accordance with ARTICLE II, Paragraph 3(b) by telegraphic transfer to receiving bank nominated by the SELLER, for credit to the account of the SELLER, with instructions of "Payment of 2nd instalment of Hull No. BC64K-BT01”.

(c)        3rd Instalment:

The BUYER shall remit the amount of this instalment in accordance with ARTICLE II, Paragraph 3(c) by telegraphic transfer to receiving bank nominated by the SELLER, for credit to the account of the SELLER, with instructions of "Payment of 3rd instalment of Hull No. BC64K-BT01”

(d)        4th Instalment:

The BUYER shall, at least two (2) banking days prior to the scheduled date of delivery of the VESSEL, make an irrevocable cash deposit in the name of the BUYER with a bank nominated by the SELLER, for a period of fourteen (14) days and covering the amount of this instalment (as adjusted in accordance with the provisions of this Contract), with an irrevocable instruction that the said amount shall be released to the SELLER against presentation by the SELLER to the said Bank, of a copy of the Protocol of Delivery and Acceptance signed by the BUYER's authorized representative and the SELLER. Interest, if any, accrued from such deposit, shall be for the benefit of the BUYER.

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If the delivery of the VESSEL is not effected on or before the expiry of the aforesaid 30 days deposit period, the BUYER shall have the right to withdraw the said deposit plus accrued interest upon the expiry date. However when the newly scheduled delivery date is notified to the BUYER by the SELLER, the BUYER shall make the cash deposit in accordance with the same terms and conditions as set out above.

5. PREPAYMENT:

The BUYER shall have the right to make prepayment of any and all instalments before delivery of the VESSEL, by giving to the SELLER at least thirty (30) days prior written notice, without any price adjustment of the VESSEL for such prepayment.

6. SECURITY FOR PAYMENT OF INSTALMENTS BEFORE DELIVERY

The BUYER shall, within five (5) business days after receipt of the Refund Guarantee as herein above defined for the 1st, 2nd and 3rd instalment from the SELLER, deliver to the SELLER an irrevocable and unconditional Letter of Corporate Guarantee (“Corporate Guarantee”) in favour of the SELLER in the form annexed hereto as APPENDIX "C". This corporate guarantee shall secure the BUYER's obligation for the payment of twenty percent (20%) of the Contract Price covering the 2nd and 3rd instalment of the Original Contract Price.

7. REFUNDS

All instalments made by the BUYER to the SELLER prior to the Delivery of the VESSEL to the BUYER are in the nature of advances and, in the event this Contract is rescinded or cancelled by the BUYER all in accordance with the specific terms of this Contract permitting such rescission or cancellation, shall be refunded by the SELLER to the BUYER in United States Dollars in the full amount of all sums the SELLER has received under this Contract, together with interest (at the rate set out in respective provision hereof) from the respective payment date(s) to the date of remittance by telegraphic transfer of such refund to the account specified by the BUYER.

As security to the BUYER, the SELLER shall, prior to and as a condition of the payment by the BUYER of  the 1st Instalment, deliver to the BUYER a Refund Guarantee covering 1st, 2nd, and 3rd instalments. The Refund Guarantee shall be issued by the SELLER’s bank in the People’s Republic of China in the form as per Exhibit “B” annexed hereto. The cost for issuing and maintain the Refund Guarantee shall be for the SELLER’s account.

However, in the event of any dispute between the SELLER and the BUYER with regard to the SELLER’s obligation to repay the instalment or instalments paid by the BUYER and to the BUYER’s right to demand payment from SELLER’s bank under its guarantee, and such dispute is submitted either by the SELLER or by the BUYER for arbitration in accordance with ARTICLE XIII hereof, SELLER’s bank shall withhold and defer payment until the arbitration award between the SELLER and the BUYER is published. SELLER’s bank shall not be obligated to make any payment unless the arbitration award orders the

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SELLER to make repayment. If the SELLER fails to honour the award, then SELLER’s bank shall refund to the extent the arbitration award orders.

ARTICLE III   ADJUSTMENT OF THE ORIGINAL CONTRACT PRICE

The Original Contract Price of the VESSEL shall be subject to adjustments as hereinafter set forth. It is hereby understood by both parties that any reduction of the Original Contract Price is by way of liquidated damages and not by way of penalty.

1. DELIVERY

(a)	If the delivery of the VESSEL is delayed after the Contract Delivery Date as defined in ARTICLE VII hereof, then, in such event, beginning at twelve o'clock midnight Shanghai local-time, the Original Contract Price of the VESSEL shall be reduced by deducting Eight thousand (USD 8,000.00) per day for the following 120 days.
Unless the parties hereto agree otherwise, the total reduction in the Original Contract Price shall be deducted from the 4th instalment of the Original Contract Price and in any event (including the event that the BUYER consents to take the VESSEL at the later delivery date after the expiration of one hundred and twenty (120) days delay in delivery as described in Paragraph 1(b) of this Article) shall not be more than the maximum amount of United States Dollars Nine Hundred and Sixty Thousand Only (USD960,000.00).

(b)	If the delay in the delivery of the VESSEL continues for a period of one hundred twenty (120) days after the Contract Delivery Date as defined in ARTICLE VII, then in such event, the BUYER may, at its option, rescind this Contract in accordance with the provisions of ARTICLE X of this Contract by written notice to the SELLER. The SELLER may at any time after the expiration of the aforementioned one hundred twenty (120) days if the BUYER has not served the notice of rescission as provided herein above, notify the BUYER of the date upon which the SELLER estimates the VESSEL will be ready for delivery and demand in writing that the BUYER make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER, notify the SELLER of its decision either to rescind this Contract, or consent to take delivery of the VESSEL at an agreed future date (“Future Delivery Date”). Failure of the BUYER to give its confirmation on acceptance or objection to the Future Delivery Date within the said thirty (30) days period shall be deemed as giving its acceptance of the Future Delivery Date on the basis that the BUYER shall remain entitled to all liquidated damages that would otherwise have been payable by the SELLER hereunder. It is understood and agreed by the parties hereto that, if the VESSEL is not delivered by such Future Delivery Date, the BUYER shall have the right of rescission upon the same terms, as herein above provided.

(c)	For the purpose of this Article, the delivery of the VESSEL shall not be deemed delayed and the Original Contract Price shall not be reduced when and if the

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Contract Delivery Date of the VESSEL is extended by reason of causes and provisions of ARTICLEs V, VI, XI, XII and XIII hereof unless it is connected and/or arising from the act and/or omission of the SELLER. The Original Contract Price shall not be adjusted or reduced if the delivery of the VESSEL is delayed by reason of permissible delays as defined in ARTICLE VIII Paragraph 4 hereof.

2. INSUFFICIENT SPEED

(a)	The Original Contract Price of the VESSEL shall not be affected nor changed by reason of the actual speed (as determined by the Trial Run after correction according to the Specifications) being less than three tenths (3/10) of one knot below the Guaranteed Speed at scantling draft as specified in Paragraph 4 of ARTICLE I of this Contract.

(b)	However, commencing with and including a deficiency of three tenths (3/10) of one knot in actual speed (as determined by the Trial Run(s) after correction according to the Specifications) below the Guaranteed Speed as specified in Paragraph 4, ARTICLE I of this Contract, the Original Contract Price shall be reduced as follows:

In case of deficiency
Above 0.30 but below 0.40 knot US$50,000
Above 0.40 but below 0.50 knot US$100,000
Above 0.50 but below 0.60 knot US$ 150,000

(c)	If the deficiency in actual speed (as determined by the Trial Run after correction according to the Specifications) of the VESSEL upon the Trial Run, is 0.6 knot or more below the Guaranteed Speed, then the BUYER may at its option reject the VESSEL and rescind this Contract in accordance with provisions of ARTICLE X of this Contract, or may accept the VESSEL at a reduction in the Original Contract Price in the maximum amount of United States Dollars One Hundred Fifty Thousand Only (USD150,000.00).

3. FUEL CONSUMPTION

(a)	The Original Contract Price of the VESSEL shall not be affected nor changed if the actual fuel consumption of the Main Engine, as determined by shop trial in manufacturer's works as per the Specifications, is greater than the Guaranteed Fuel Consumption as specified and required under the provisions of this Contract and the Specifications, if such actual excess is equal to or less than five percent (5%).

(b)	However, if the actual fuel consumption as determined by shop trial is greater than five percent (5%) above the Guaranteed Fuel Consumption, then the Original

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Contract Price shall be reduced by the sum of United States Dollars Fifty Thousand only (USD50,000.00) for each one percent (1%) increase in fuel consumption in excess of the above said five percent (5%) (fractions of each one percent to be prorated).

(c)	If as determined by shop trial such actual fuel consumption of the Main Engine is more than ten percent (10%) in excess of the Guaranteed Fuel Consumption including permissible margin, the BUYER may, subject to the SELLER’s right to effect alterations or corrections, at its option, reject the VESSEL and rescind this Contract, in accordance with the provisions of ARTICLE X of this Contract, or may accept the VESSEL at a reduction in the Original Contract Price in the maximum amount of United States Dollars Two Hundred and Fifty Thousand Only (USD 250,000.00).

4. DEADWEIGHT

(a)	In the event that there is a deficiency in the actual deadweight of the VESSEL determined as provided in the Specifications, the Original Contract Price shall not be decreased, if such deficiency is six hundred (600) metric tons or less below the Guaranteed Deadweight as specified in Paragraph 6 of ARTICLE I of this Contract.

(b)	However, the Original Contract Price shall be reduced by the sum of United States Dollars Eight Hundred (USD500.00) for each full metric ton of such deficiency in excess of the aforesaid six hundred (600) metric tons.

(c)	In the event that there is a deficiency in the actual deadweight of the VESSEL which exceeds One Thousand and Six Hundred (1600) metric tons below the Guaranteed Deadweight, the BUYER may, at its option, reject the VESSEL and rescind this Contract in accordance with the provisions of ARTICLE X of this Contract, or may accept the VESSEL with reduction in the Original Contract Price in the maximum amount of United States Dollars Five Hundred Thousand Only (USD500,000.00).

5. BANKRUPTCY AND OTHER CIRCUMSTANCES

(a) In the event SELLER was adjudicated bankrupt by any competent Court or other competent Authority or there are instituted legal proceedings or other steps are taken for its winding-up or dissolution or the appointment of an administrator or receiver of the undertaking of property of the SELLER, or the insolvency, or the cessation of the carrying on of business by the SELLER or any like or similar circumstance occurring under the laws of the People’s Republic of China, or

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b) In the event the construction of the VESSEL has been abandoned for consecutive three (3) months after the date of physical keel laying of the VESSEL other than the cases described in ARTICLE VIII., the BUYER shall be entitled to the rescind this Contract by written notice to the SELLER, whereupon the provision of ARTICLE X shall apply.

The BUYER shall also be entitled to terminate this Contract by written notice to the SELLER in the event of the occurrence of any of the events set out in above paragraph (a) with respect to the SELLER’s Bank unless the SELLER shall promptly and within thirty (30) days from the date of the occurrence of such an event, furnish to the BUYER replacement refund guarantees in a form and from a bank which shall be reasonably acceptable to the BUYER.

6. EFFECT OF RESCISSION

It is expressly understood and agreed by the parties hereto that in any case as stated herein, if the BUYER rescinds this Contract pursuant to any provision under this Article, the BUYER, save its rights and remedy set out in ARTICLE X hereof, shall not be entitled to any other liquidated damage or any other compensation whether described above or otherwise.

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ARTICLE IV SUPERVISION AND INSPECTION

1. APPOINTMENT OF THE SUPERVISOR

The BUYER shall not be entitled to place supervision team at the SELLER’s shipyard. And the BUYER agrees that the SELLER to appoint the supervision team Hongxiang Shipping Corp. Limited as the Supervisors (the "Supervisors"). However after the effectiveness of the Contract, the BUYER have the right to place two representatives as the observers (the “Observers”) only to attend to all supervision and inspection for the period of construction whereby, provided that the Buyers’ representative shall in no event interfere or obstruct the construction progress of the Vessel.

2. PLANS AND DRAWINGS

i) The SELLER shall submit to the Buyer three (3) copies of each of the class approved plans and drawings for reference purpose only.

ii) The SELLER undertakes to deliver to the Buyer the following drawings:

SHIP STRUCTURE:
General Arrangement
Midship Section (Showing longitudinal and transverse material)
Capacity Plan
Lines Plan

SHIP STRUCTURE:
Longitudinal Plan
Drawings of Shell Expansion
Drawings of Oil tight and Watertight bulkheads
Drawings of all Double Bottom Construction
Drawings of Fire Division Zone

SHIP STRUCTURE:
Drawings of Cargo holds and Container stowage on deck
Drawing of Cargo holds Ventilation
Drawings of Aft end construction
Drawings of Engine Room construction
Drawings of Engine Thrust Seating
Drawings of Fore End Construction
Drawings of Stern frame
Drawings of Rudder, Stock and Tiller
Preliminary Loading Manuals
Welding Details

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MACHINERY AND PIPING:
Detailed Drawings of the Engine Room Arrangement All Shafting, Thrust, Intermediate and Tail Stern Bush Arrangement Calculations for Shaft Vibration (torsional, Axial and lateral) Calculations for Heat Balance Piping Schemes of Ballast, Bilge, Fuel oil, Lub. Oil, Air and Sounding, Engine Room Ventilation, Compressed Air, Sanitary Water, Fire Fighting Water

ELECTRICAL
Main and Emergency Switchboard, Main Cable Route One Line Diagram Calculations for Electric Balance

iii) The plans and drawings approved by the Class shall be final, and any alteration thereof shall be regarded as modification specified in ARTICLE V.

3. SUPERVISION AND INSPECTION BY THE SUPERVISOR

The necessary inspection of the Vessel, her machinery, equipment and outfitting shall be carried out by the Classification Society, other regulatory bodies and the Supervisors throughout the entire period of construction in order to ensure that the construction of the Vessel is duly performed in accordance with the Contract and the Technical Specifications.

The Supervisors shall have, in all working hours during the construction and until delivery and acceptance of the Vessel, the right to free and ready access to the Vessel, its engines and accessories, and to any other place where work is being done, or materials are being processed or stored, in connection with the construction of the Vessel, including the yards, workshops, stores and offices of the SELLER, and the premises of subcontractors of the SELLER, who are doing work or storing materials in connection with the Vessel's construction.

Notwithstanding any other provision of this article or this Contract, it is agreed that the decision of the Classification Society must be made in accordance with its prevailing rules and regulations relating to the construction of newbuildings shall be binding on the parties.

5. SALARIES AND EXPENSES

All salaries and expenses of the Supervisor, shall be for the SELLER's account.
Any other employees employed by the BUYER under this Article, shall be for the BUYER's account.

6. REPORT OF PROGRESS

The BUYER is entitled to require the SELLER to report once a month on condition of progress as to the construction of the VESSEL whenever the BUYER requires during the

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construction of the VESSEL. Any such report shall be at the sole cost and expense of the SELLER. And the SELLER shall provide the BUYER with a schedule of activities such as steel cutting, prefabrication, erection, outfitting, and key-event dates such as keel-laying, launching, etc.

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ARTICLE V MODIFICATIONS, CHANGES AND EXTRAS

1. HOW EFFECTED

The Specifications and drawings in accordance with which the VESSEL is constructed, may be modified and/or changed at any time hereafter by written agreement of the parties hereto, provided that such modifications and/or changes or an accumulation thereof will not, in the SELLER's reasonable judgement, taking into account the current status of the construction of the VESSEL, adversely affect the SELLER's other commitments and provided further that the BUYER shall assent to adjustment of the Original Contract Price, time of delivery of the VESSEL and other terms of this Contract, if any, as hereinafter provided. Subject to the above, the SELLER hereby agrees to exert its best efforts to accommodate such reasonable requests by the BUYER so that the said changes and/or modifications may be made at a reasonable cost and within the shortest period of time which is reasonable and possible. Any such agreement for modifications and/or changes shall include an agreement as to the increase or decrease, if any, in the Original Contract Price of the VESSEL together with an agreement as to any extension or reduction in the time of delivery, or any other alterations in this Contract or the Specifications, which may be occasioned by such modifications and/or changes. The aforementioned agreement to modify and/or to change the Specifications may be effected by an exchange of duly confirmed letters or telefax manifesting such agreement. The letters and telefaxes exchanged by the parties hereto pursuant to the foregoing shall constitute an amendment of the Specifications under which the VESSEL shall be built, and such letters and telefaxes shall be deemed to be incorporated into this Contract and the Specifications by reference and made a part hereof. Upon consummation of the agreement to modify and/or to change the Specifications, the SELLER shall alter the construction of the VESSEL in accordance therewith, including any additions to, or deductions from, the work to be performed in connection with such construction. If for whatever reason, the parties hereto shall fail to agree on the adjustment of the Original Contract Price or extension of time of delivery or modification of any terms of this Contract which are necessitated by such modifications and/or changes, then the SELLER shall have no obligation to comply with the BUYER's request for any modification and/or changes.

2. CHANGES IN RULES AND REGULATIONS, ETC.

If, after the date of Contract signing of the VESSEL, any requirements as to the rules and regulations as specified in this Contract and the Specifications to which the construction of the VESSEL is required to conform, are altered or changed by the Classification Society or the other regulatory bodies authorized to make such alterations or changes, the following shall apply:

(1) if such alterations or changes are compulsory for the VESSEL, either of the parties hereto, upon receipt of such information from the Classification Society or from any of the regulatory authorities shall promptly transmit the same to the other in writing. The

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SELLER shall notify the BUYER of any adjustment to the provisions of the Contract and /or Specifications reasonably occasioned by such alteration or change, within fourteen (14) days of the transmission of such notice in writing, and shall thereupon incorporate such alterations or changes into the construction of the VESSEL, provided that the BUYER shall first agree:

(a)	to any increase or decrease in the Contract Price of the Vessel that is occasioned by the cost for such compliance; and/or

(b)	to any extension in the time for delivery of the Vessel that is necessary due to such compliance; and/or

(c)	to any increase or decrease in the guaranteed deadweight and speed of the Vessel, if such compliance results in increased or reduced deadweight and speed; and/or

(d)	to any other alterations in the terms of this Contract or of Specifications or both, if such compliance makes such alterations of the terms necessary.

Agreement as to such alterations or changes under this Paragraph shall be made in the same manner as provided above for modifications and/or changes of the Specifications and/or Drawings as per Paragraph 1 hereof.

(2) If, due to whatever reasons, the parties shall fail to agree on the adjustment of the Contract Price or extension of the time for delivery or increase or decrease of the guaranteed speed and deadweight or any alternation of the terms of this Contract, if any, then the SELLER shall be entitled to proceed with the construction of the VESSEL in accordance with, and the BUYER shall continue to be bound by, the terms of this Contract and Specifications without making any such alterations or changes.

In the event that the BUYER contests the reasonableness of the adjustment notified either party shall be entitled to refer the dispute for resolution in accordance with ARTICLE XIII.

3. SUBSTITUTION OF MATERIALS AND/OR EQUIPMENT

In the event that any of the materials and/or equipment required by the Specifications or otherwise under this Contract for the construction of the VESSEL cannot be procured in time to effect delivery of the VESSEL, the SELLER may, provided the SELLER shall provide adequate evidence and the BUYER so agrees in writing, supply other materials and/or equipment of the equivalent quality, capable of meeting the requirements of the Classification Society and of the rules, regulations, requirements, recommendations and Specifications with which the construction of the VESSEL must comply. Notwithstanding the foregoing the SELLER shall not provide high-tensile steel as a substitute for mild steel.

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4. BUYER'S SUPPLIED ITEMS

The BUYER shall deliver to the SELLER at the SELLER’s Shipyard the items as specified in the Specifications which the BUYER shall supply on its account by the time designated by the SELLER. The SELLER shall at all times if requested (whether by the Supervisor or otherwise) provide all reasonable assistance to the BUYER in connection with any formal documentary and customs clearance for the import into the People’s Republic of China of the BUYER’s supplied items.

Should the BUYER fail to deliver to the SELLER such BUYER’s Supplies within the time specified, the delivery of the VESSEL shall at automatically be extended for a period of such delay, provided such delay in delivery of the BUYER’s Supplies shall affect the delivery of the VESSEL. In such event, the BUYER shall pay to the SELLER all direct and documented costs or expenses sustained by the SELLER due to such delay in the delivery of the BUYER’s Supplier and such payment shall be made upon delivery of the VESSEL.

During any period when the BUYER’s supplies are delayed, the SELLER shall continue with the construction of the VESSEL as far as possible and shall use its best endeavours to minimize any postponement of the Delivery Date.

Furthermore, if the delay in delivery of the BUYER’s supplies should exceed twenty one (21) days, the SELLER shall be entitled to proceed, (or if instructed in writing by the BUYER, the SELLER shall proceed) with construction of the VESSEL without installation of such items in or onto the VESSEL, without prejudice to the SELLER’s right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

The SELLER shall be responsible for storing and handling of the BUYER's supplies as specified in the Specifications after delivery to the SELLER and shall install them on board the VESSEL at the SELLER's expense.

Upon arrival of such shipment of the BUYER's supplied items, both parties shall undertake a joint unpacking inspection. If any damaged item is found to be not suitable for installation, the SELLER shall be entitled to refuse to accept the BUYER's supplied items. However, if requested by the BUYER the SELLER may repair or adjust BUYER’s supplied item at an agreed cost.

In the event of cancellation and/or rescission of the Contract by the BUYER in accordance with the Contract, the SELLER will return all the BUYER's supplies or compensate the BUYER for the BUYER’S supplies at the BUYER’s invoice price.

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ARTICLE VI TRIALS

1. NOTICE

The BUYER and the Supervisor shall receive from the SELLER at least thirty (30) days approximate notice in advance and seven (7) days definite notice in advance in writing or by telefax, of the time and place of the VESSEL's sea trial (sea trial program as described in the Specification shall be submitted to the BUYER for approval) and the BUYER and the Supervisor shall promptly acknowledge receipt of such notice. The BUYER's representatives and/or the Supervisor shall be on board the VESSEL to witness such Trial Run, and to check upon the performance of the VESSEL during the same. Failure of the BUYER's representatives and/or Supervisor to be present at the Trial Run of the VESSEL, after due notice to the BUYER and the Supervisor as provided above then in such event, the BUYER shall be deemed to have waived its right to have its representatives and/or Supervisor on board the VESSEL during the Trial Run, and the SELLER may conduct such Trial Run without the BUYER's representatives and/or Supervisor being present, and in such case the BUYER shall be obliged to accept the result of the trials on the basis of a certificate jointly signed by the SELLER and the Classification Society certifying that the VESSEL, after Trial Run subject to minor alterations and corrections as provided in this Article, if any, is found to conform to the Contract and Specifications.

In the event of unfavorable weather on the date specified for the Trial Run, the same shall take place on the first available day thereafter that the weather conditions permit. The parties hereto recognize that the weather conditions in Chinese waters in which the Trial Run is to take place are such that great changes in weather may arise momentarily and without warning and, therefore, it is agreed that if during the Trial Run of the VESSEL, the weather should suddenly become unfavorable, as would have precluded the continuance of the Trial Run, the Trial Run of the VESSEL shall be discontinued and postponed until the first favorable day next following, unless the BUYER shall assent by telefax and confirm in writing of its acceptance of the VESSEL on the basis of the Trial Run made prior to such sudden change in weather conditions. In the event that the Trial Run is postponed because of unfavourable weather conditions, which shall be confirmed by the BUYER, the SELLER and Class Society, such delay shall be regarded as a permissible delay, as specified in ARTICLE VIII hereof. The officers and crew of the BUYER may be on board the VESSEL during the Trial Run to witness it and obtain familiarity with the operation of the VESSEL.

2. HOW CONDUCTED

(a)
All expenses in connection with Trial Run of the VESSEL are to be for the account of the SELLER, who, during the Trial Run and when subjecting the VESSEL to Trial Run, is to provide, at its own expense, the necessary crew to comply with conditions of safe navigation.

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The Trial Run shall in all circumstances be conducted in such manner and to such standard as the rules and regulations applicable to the VESSEL may require, and comply with the program of test and trial agreed by both parties.

The course of Trial Run shall be determined by the SELLER and shall be conducted within a trial basin equipped with speed measuring facilities.

(b)
The SELLER shall provide the VESSEL with the required quantities of water, fuel oils, refrigerants, greases, lubricating oils and hydraulic oils for the conduct of the Trial Run or Trial Runs as prescribed in the Specifications The fuel oils, refrigerants, greases lubricating oils and hydraulic oils supplied by the SELLER, shall be in accordance with the applicable equipment specifications, and the cost of the quantities of water, fuel oils, lubricating oils, hydraulic oils and greases consumed during the Trial Run or Trial Runs and in engine sump tanks and systems shall be for the account of the SELLER. The BUYER’s and the SELLER’s representatives to mutually measure and agree the quantities of lubricating oils and hydraulic oils remaining in the storage tanks, circulating tanks and unbroached drums.

3. TRIAL LOAD DRAFT

In addition to the supplies provided by the BUYER in accordance with sub‑paragraph (b) of the preceding Paragraph 2 hereof, the SELLER shall provide the VESSEL with the required quantity of fresh water and other stores necessary for the conduct of the Trial Run. The necessary ballast (fresh and sea water and such other ballast as may be required) to bring the VESSEL to the trial load draft as specified in the Specifications, shall be for the SELLER's account.

4. METHOD OF ACCEPTANCE OR REJECTION

(a)
Upon notification by the SELLER of the completion of the Trial Run of the VESSEL and submitting Trial Run results. The BUYER or the Supervisor shall within six (6) business days thereafter, notify the SELLER by telefax of its acceptance of the VESSEL or rejection of the VESSEL together with the reasons therefore.

(b)
However, should the results of the Trial Run indicate that the VESSEL or any part thereof including her equipment does not conform to the requirements of this Contract and the Specifications, then the SELLER shall investigate the cause of failure and shall take proper steps to remedy the same and shall make whatever corrections and alterations and/or re‑Trial Run or Runs as may be necessary without extra cost to the BUYER, and upon notification by the SELLER of completion of such alterations or corrections and/or re‑trial or re‑trials, the BUYER shall, within six (6) business days thereafter, notify the SELLER by telefax of its acceptance of the VESSEL or of the rejection of the VESSEL together with the reason therefore on the basis of the alterations and corrections and/or re‑trial or re‑trials by the SELLER.

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In case of retrial, the SELLER shall notify the BUYER in reasonable time.

(c)
In the event that the BUYER fails to notify the SELLER by telefax confirmed in writing of its acceptance or rejection of the VESSEL together with the reason therefore within six (6) business days after receipt of the SELLER’s notification of completion of the Trial Run as provided for in the above Sub-paragraphs (a) and (b), the BUYER shall be deemed to have accepted the VESSEL.

(d)
Any dispute arising among the parties hereto as to the result of any Trial Run or further tests or trials, as the case may be, of the VESSEL shall be solved by reference to arbitration as provided in ARTICLE XIII hereof.

(e)
Nothing herein shall preclude the BUYER, at its sole discretion, from accepting the VESSEL with its qualifications and/or remarks following the Trial Run and/or further tests or trials as aforesaid and the SELLER shall be obliged to comply with and/or remove such qualifications and/or remarks (if such qualifications and/or remarks are acceptable to the SELLER) before effecting delivery of the VESSEL to the BUYER under this Contract.

5. DISPOSITION OF SURPLUS CONSUMABLE STORES

Should any amount of fuel oil furnished by the SELLER for the Trial Run or Trial Runs remain on board the VESSEL at the time of delivery of the VESSEL to the BUYER, the BUYER agrees to buy the same from the SELLER at the invoiced price at the place of delivery thereof, and payment by the BUYER shall be effected as provided in ARTICLE II 3 (d) and 4 (d) of this Contract. In any case the VESSEL to be delivered to the BUYER with fuel oil, the amount to be agreed by the SELLER and the BUYER and for the BUYER’s account.

6. EFFECT OF ACCEPTANCE

The BUYER's acceptance of the VESSEL by written or telefax notification sent to the SELLER, in accordance with the provisions set out above, subject as provided in paragraph 4(e) above shall be final and binding so far as conformity of the VESSEL to this Contract and the Specifications is concerned, and shall preclude the BUYER from refusing formal delivery by the SELLER of the VESSEL, as hereinafter provided, if the SELLER complies with all other procedural requirements for delivery as hereinafter set forth in this Contract.

However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial deficiencies judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with Specifications always provided that the SELLER’s undertaking addressed to the BUYER’s to either (i) repair the aforesaid minor

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or insubstantial deficiencies, within a time period accepted by the BUEYR, or (ii) the SELLER’s agree with the BUYER on a relevant to the repairs of the minor or insubstantial deficiencies reduction of the Contract Price.

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ARTICLE VII DELIVERY

1. TIME AND PLACE

The VESSEL shall be delivered safely afloat at a safe berth in the SELLER’s Shipyard by the SELLER to the BUYER, in accordance with the Specifications and with all Classification and Statutory Certificates and after completion of Trial Run (or, as the case may be, re-Trial or re-Trials) and accepted by the BUYER in accordance with the provisions of ARTICLE VI hereof on or before September 30th, 2014 provided that, in the event of delays in the construction of the VESSEL or any performance required under this Contract due to causes which under the terms of the Contract permit extension of the time for delivery, the aforementioned time for delivery of the VESSEL shall be extended accordingly.

The aforementioned date or such later date to which delivery is extended pursuant to the terms of this Contract is herein called the "Contract Delivery Date".

Notice of Readiness for Delivery: The SELLER shall send to the BUYER by telefax fifteen (15) days Approximate Notice of Readiness and seven (7) days Definite Notice of Readiness for Delivery of the VESSEL.

2. WHEN AND HOW EFFECTED

Provided that the BUYER and the SELLER shall each have fulfilled all of their respective obligations as stipulated in this Contract, delivery of the VESSEL shall be effected forthwith by the concurrent delivery by each of the parties hereto, one to the other, of the Protocol of Delivery and Acceptance, acknowledging delivery of the VESSEL by the SELLER and acceptance thereof by the BUYER, which Protocol shall be prepared in triplicate and executed by each of the parties hereto.

3. DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon acceptance of the VESSEL by the BUYER, the SELLER shall deliver to the BUYER the following original documents which shall accompany the aforementioned Protocol of Delivery and Acceptance:

(a)	PROTOCOL OF TRIALS of the VESSEL made by the SELLER pursuant to the Specifications.

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL including spare parts and the like, all as specified in the Specifications, made by the SELLER.

(c)	PROTOCOL OF STORES OF CONSUMABLE NATURE made by the SELLER referred to in Paragraph 5 of ARTICLE VI hereof.

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(d)
FINISHED DRAWINGS AND PLANS and INSTRUCTION MANUALS including respective lists, all in English and in triplicate (copies accepted by the BUYER), shall be delivered together with the VESSEL as stipulated in the Specifications, made by the SELLER.

(e)	PROTOCOL OF DEADWEIGHT AND INCLINING EXPERIMENT, made by the SELLER

(f)	PROTOCOL OF MAIN ENGINE SPECIFIC FUEL OIL CONSUMPTION MEASUREMENT (shop test result to be provided by MAIN ENGINE manufacturer)

(g)
ALL CERTIFICATES OR RELEVANT DOCUMENTS including relevant list of inventories of certificates required to be furnished upon delivery of the VESSEL pursuant to this Contract and the Specifications. Certificates or relevant documents shall be issued by relevant Authorities or Classification Society with possible maximum statutory validity. All the certificates shall be delivered in one (1) original and one (1) copy to the VESSEL and one (1) copy to the BUYER.

If the full term certificate or certificates are unable to be issued at the time of delivery by the Classification Society or any third party, then the provisional certificate or certificates as issued by the Classification Society or the third party shall be acceptable to the BUYER provided that the full term certificates shall be furnished by the SELLER after delivery of the VESSEL and in any event before the expiry of the provisional certificates.

(h)
DECLARATION OF WARRANTY issued by the SELLER that the VESSEL is delivered to the BUYER free and clear of any liens, charges, claims, mortgages, or other encumbrances whatsoever upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of charges, dues, duties, fines, imposts, levies, or taxes imposed by the province or country of the port of delivery, as well as of all liabilities whatsoever of the SELLER to its subcontractors, employees and crews and/or all liabilities arising from the operation of the VESSEL in Trial Run or Trial Runs, or otherwise, prior to delivery.

(i)	COMMERCIAL INVOICE made by the SELLER.

(j)	Original BILL OF SALE and Original BUILDER’S CERTIFICATE made by the SELLER.

The final form and way of signing of the above mentioned documents will be advised by the BUYER to the SELLER before delivery. The SELLER shall deliver to the BUYER any such additional documents as may be required by the regulatory authorities for the purposes of registering the VESSEL provided that the BUYER at least give twenty one (21) days before the Delivery Date notice to the SELLER together with his requirement(s).

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4. TITLE AND RISK

Title to and risk of the VESSEL shall pass to the BUYER only upon Delivery and acceptance thereof having been completed as stated above. It is expressly understood that, until Delivery, title to the VESSEL, and her equipment, shall remain at all times with the SELLER and at the entire risk of the SELLER.

5. REMOVAL OF VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery and acceptance thereof, and shall remove the VESSEL from the premises of the SELLER within seven (7) days after delivery and acceptance thereof is effected. If the BUYER shall not remove the VESSEL from the premises of the SELLER within the aforesaid seven (7) days, then, in such event, the BUYER shall pay to the SELLER a reasonable mooring charge for the VESSEL.

6. TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this Contract and the Specifications without justified reason, the SELLER shall have the right to tender the VESSEL for delivery after compliance with all procedural requirements as above provided.

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ARTICLE VIII  DELAYS & EXTENSION OF TIME FOR DELIVERY

1. CAUSE OF DELAY

If, at any time before actual delivery, either the construction of the VESSEL, or any performance required hereunder as a prerequisite to delivery of the VESSEL, is delayed due to war, blockade, revolution, insurrection, mobilization, civil commotion, riots, nationwide or regional  strikes, sabotage, nationwide or regional lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, prolonged failure or restriction of electric current from an outside source, freight embargoes, if any, extremely hot temperature (above 38°C in accordance with official data of the national meteorological institute for 3 consecutive days), earthquakes, tidal waves (tsunami), typhoons, hurricanes or other causes beyond the control of the SELLER or of its subcontractors (in respect of main engine, auxiliary engines, main switchboard, hatch covers and hull sections, but in any events including other major items essential to the performance of SELLERS’ obligations provided by the Contract) as the case may be, or by force majeure of any description, whether of the nature indicated by the forgoing or not, or by destruction of the SELLER or works of the SELLER or its subcontractors (in respect of main engine, auxiliary engines, main switchboard, hatch covers and hull sections, but in any events including other major items essential to the performance of SELLERS’ obligations provided by the Contract) or of the VESSEL or any part thereof, by fire, flood, or other causes beyond the control of the SELLER or its subcontractors (in respect of main engine, auxiliary engines, main switchboard, hatch covers and hull sections, but in any events including other major items essential to the performance of SELLERS’ obligations provided by the Contract) as the case may be, then, in the event of delay due to the happening of any of the aforementioned contingencies and not caused and/or contributed by the SELLER, the SELLER shall not be liable for such delay and, subject to compliance with the provisions of ARTICLE VIII Paragraph 2 below, the time for delivery of the VESSEL under this Contract shall be extended without any reduction in the Original Contract Price for a period of time which shall not exceed the total accumulated time of actual delay caused to the construction of the VESSEL, subject nevertheless to the BUYER's right of cancellation under Paragraph 3 of this Article and subject however to all relevant provisions of this Contract which authorize and permit extension of the time of delivery of the VESSEL. The SELLER shall take all necessary steps to mitigate the effect of the delay upon the construction of the VESSEL and failure to do so shall prevent the SELLER from claiming Force Majeure delay to the extent such delay could have been mitigated.

2. NOTICE OF DELAY

Within five (5) business days from the date of commencement of any delay on account of which the SELLER claims that it is entitled under this Contract to an extension of the time for delivery of the VESSEL, the SELLER shall advise the BUYER by telefax, of the date such delay commenced, and the detailed reasons therefore.

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Likewise within five (5) business days after such delay ends, the SELLER shall advise the BUYER in writing or by telefax, of the date such delay ended, and also shall specify the period of time by which it claims the Contractual Delivery Date is extended by reason of such delay. Failure of the BUYER to respond to the SELLER's notification and claim for extension of the Delivery Date within twenty one (21) days after receipt by the BUYER of such notification, shall be deemed to be a waiver by the BUYER of its right to object to such extension. Failure by the SELLER to give any such notice, as is required therein above, shall disentitle the SELLER from claiming a postponement of the Delivery Date.

3. RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time for all delays on account of the causes specified in Paragraph 1 of this Article and non-permissible delays as described in Paragraph 1 of ARTICLE III aggregates to one hundred and twenty (120) days or more, excluding delays due to arbitration as provided for in ARTICLE XIII hereof, then in such event, the BUYER may in accordance with the provisions set out herein cancel this Contract by serving upon the SELLER telefaxed notice of cancellation in writing and the provisions of ARTICLE X of this Contract shall apply. The SELLER may, at any time, after the accumulated time of the aforementioned delays justifying cancellation by the BUYER as above provided for, demand in writing that the BUYER shall make an election, in which case the BUYER shall, within thirty (30) days after such demand is received by the BUYER either notify the SELLER of its intention to cancel, or consent to an extension of the time for delivery to an agreed future date. It being understood and agreed by the parties hereto that, if any further delay occurs on account of causes justifying cancellation as specified in this Contract, the BUYER shall have the right of immediate cancellation of the Contract upon the same terms as hereinabove provided.

4. DEFINITION OF PERMISSIBLE DELAY

Delays on account of such causes as provided for in Paragraph 1 of this Article, any other delays of a nature which under the terms of this Contract permit postponement or extension of the Contract Delivery Date and delays caused by an act or omission of the Buyer, shall be understood to be (and are herein referred to as) permissible delays, and are to be distinguished from non‑permissible delays on account of which the Original Contract Price of the VESSEL is subject to adjustment as provided for in ARTICLE III hereof.

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ARTICLE IX   WARRANTY OF QUALITY

1. GUARANTEE OF MATERIAL AND WORKMANSHIP

The SELLER, for a period of twelve (12) months following delivery to the BUYER of the VESSEL, guarantees the VESSEL including her hull and machinery and all parts and equipment thereof that are manufactured or furnished or supplied by the SELLER and/or its subcontractors under this Contract including materials and equipment (however excluding any parts for the VESSEL which have been supplied by or on behalf of the BUYER) against all defects whatsoever which are due to defective materials, and/or poor workmanship and/or faulty design.

2. NOTICE OF DEFECTS

The BUYER shall notify the SELLER, as promptly as reasonably practicable, after discovery of any defect or deviations for which a claim is made under this guarantee. The BUYER's written notice shall describe the nature of the defect and the extent of the damage caused thereby, if possible. The SELLER shall have no obligation under this guarantee for any defects discovered prior to the expiry date of the guarantee, unless notice of such defects, is received by the SELLER not later than thirty (30) days after such expiry date. Telefaxed advice with brief details explaining the nature of such defect and extent of damage (if possible) within thirty (30) days after such expiry date and that a claim is forthcoming will be sufficient compliance with the requirements as to time.

3. REMEDY OF DEFECTS

The SELLER shall remedy at its expense any defects, against which the VESSEL or any part of the equipment thereof is guaranteed under this Article by making all necessary repairs and/or replacement. Such repairs and/or replacement will be made by the SELLER or its subcontractors or its authorized service as the case may be.

However, if it is impractical for the SELLER to make the repair and if forwarding by the SELLER of replacement parts, and materials can not be accomplished without impairing or delaying the operation or working of the VESSEL, then, in any such event, the BUYER shall, cause the necessary repairs or replacements to be made elsewhere at the discretion of the BUYER provided that the BUYER shall first, as soon as possible, give the SELLER notice in writing, or by telefax of the time and place such repairs will be made and, if the VESSEL is not thereby delayed or her operation or working is not thereby delayed or impaired, the SELLER shall have the right to verify by its own representative(s) or that of Classification Society the nature and extent of the defects complained of. The SELLER shall, in such cases, promptly advise the BUYER, by telefax, after such examination has been completed, of its acceptance or rejection of the defects as ones that are subject to the guarantee herein provided. In any circumstances set out below, the SELLER shall

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immediately pay to the BUYER in United States Dollars by telegraphic transfer the actual cost for such repairs or replacements including forwarding charges borne by the BUYER, or at the cost of making similar repairs or replacements including forwarding charges as quoted by a leading shipyard in each of Japan, South Korea, Singapore U.S.A. and Malta, whichever is lower:

(a)	Upon the SELLER's acceptance of the defects as justifying remedy under this Article, or

(b)
If the SELLER neither accepts nor rejects the defects as above provided, nor request arbitration within thirty (30) days after its receipt of the BUYER's notice of defects except the emergency condition, in which the VESSEL need immediate repair, then the SELLER shall reply within seven (7) days after its receipt of the BUYER's notice of defects.

The SELLER further guarantees in writing any repairs or replacements to the VESSEL made by it pursuant to this ARTICLE IX for a further period of twelve (12) months from the date of completion of such repair or replacement, the SELLER’s liability for the defects under the guarantee in this Article shall, however, cease after the expiry eighteen (18) months, from the date of delivery.

4. EXTENT OF THE SELLER'S LIABILITY

The SELLER shall have no obligation and/or liabilities with respect to defects discovered after the expiration of the period of guarantee specified above.

The SELLER shall be liable to the BUYER for defects and damages caused by any of the defects specified in Paragraph 1 of this Article provided that such liability of the SELLER shall be limited to damage occasioned within the guarantee period specified in Paragraph 1 above. The SELLER shall not be obligated to repair, or to be liable for, damages to the VESSEL, or to any part of the equipment thereof, due to ordinary wear and tear or caused by the defects other than those specified in Paragraph 1 above, nor shall there be any SELLER's liability hereunder for defects in the VESSEL, or any part of the equipment thereof, caused by accidents at sea or willful neglect, on the part of the BUYER, its employees including the VESSEL's officers, crew doing work on the VESSEL other than the SELLER, its employees, AGENTs or subcontractors. Likewise, the SELLER shall not be liable for defects in the VESSEL, or the equipment or any part thereof, due to repairs or replacement which were made by those other than the SELLER and/or its subcontractors.

Upon delivery of the VESSEL to the BUYER, in accordance with the terms of the Contract, the SELLER shall thereby and thereupon be released of all responsibility and liability whatsoever and howsoever arising under or by virtue of this Contract (save in respect of those obligations to the BUYER expressly provided for in this ARTICLE IX)

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for defective workmanship, materials or equipment, design or in respect of any other defects in the VESSEL.

The SELLER shall, in no circumstances, be liable for any consequential loss or special loss, or expenses arising from any cause whatsoever including, without limitation, loss of time, loss of profit or earnings or demurrage directly from any commitments of the BUYER in connection with the VESSEL.

This Guarantee shall not be extended, altered or varied except by a written instrument signed by the duly authorized representatives of the SELLER, and the BUYER.

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ARTICLE X   CANCELLATION, REJECTION AND RESCISSION BY THE BUYER

1.
All payments made by the BUYER prior to the delivery of the VESSEL shall be in the nature of advance to the SELLER. In the event the BUYER shall exercise its right of cancellation and/or rescission of this Contract under and pursuant to any of the provisions of this Contract specifically permitting the BUYER to do so, then the BUYER shall notify the SELLER in writing or by telefax, and such cancellation and/or rescission shall be effective as of the date the notice thereof.

2.
Thereupon the SELLER shall refund in United States Dollars immediately to the BUYER the full amount of all sums paid by the BUYER to the SELLER on account of the VESSEL. In the event the SELLER is obligated to make refundment, the SELLER shall pay the BUYER interest in United States Dollars at the rate of six percent (6%) per annum if the cancellation or rescission of the Contract is exercised by the BUYER for the delay in accordance with the provision of Paragraph 3 of ARTICLE VIII or/by the events described in ARTICLE III 1(c), 2(c), 3(c), 4(c) or 5 hereof, (however in the event of total loss as described in ARTICLE XII of this Contract, then, no interest will be refunded on the amount required herein to be refunded to the BUYER), computed from the respective dates when such sums were received by SELLER’s bank to the date of irrevocable remittance by telegraphic transfer of such refund to the BUYER. For the purpose of this provision the terms and conditions of Refund Guarantee provided in Exhibit “B” shall be applied accordingly.

3.
In the case of cancellation and/or rescission of the Contract the SELLER shall in BUYER’s option either return to the BUYER all of the BUYER’s supplies or pay to the BUYER an amount equal to the costs of those supplies.

4.	Upon such refund by the SELLER to the BUYER, all obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall be forthwith completely discharged.

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ARTICLE XI BUYER'S DEFAULT

1. DEFINITION OF DEFAULT

The BUYER shall be deemed in default of its obligation under the Contract if any of the following events occurs:

(a)	The BUYER fails to pay any of the balance of the 1st instalment or 2nd instalment or 3rd instalment to the SELLER when any such instalment becomes due and payable under the provisions of ARTICLE II hereof and provided the BUYER shall have received the SELLER’s demand for payment in accordance with ARTICLE II hereof; or

(b)	The BUYER fails to pay the 4th instalment to the SELLER in accordance with Paragraphs 3 (d) and 4 (d) of ARTICLE II hereof provided the BUYER shall have received the SELLER’s demand for payment in accordance with ARTICLE II hereof; or

(c)	The BUYER fails to take delivery of the VESSEL, when the VESSEL is duly tendered for delivery under the provisions of ARTICLE VII hereof by the SELLER after completion thereof in accordance with the provisions of this Contract and the Specifications.

(d)	The BUYER fails to provide the SELLER with the Letter of Guarantee as required by Paragraph 6 of ARTICLE II hereof.

2. NOTICE OF DEFAULT

If the BUYER is in default of payment or in performance of its obligations as provided hereinabove, the SELLER shall notify the BUYER to that effect by telefax after the date of occurrence of the default as per Paragraph 1 of this Article.

3. INTEREST AND CHARGE

(a)
If the BUYER is in default of payment as to any instalment as provided in Paragraph 1 (a) and/or 1 (b) and Paragraph 2 of this Article and the SELLER has notified the BUYER pursuant to Paragraph 2 of this ARTICLE XI, the BUYER shall pay interest on such instalment at the rate of six percent (6%) per annum from the due date thereof until the date of the payment of the full amount, including all aforesaid interest. In case the BUYER shall fail to take delivery of the VESSEL when this is tendered for delivery by the SELLER pursuant to ARTICLE VII Paragraph 6, the BUYER shall be deemed in default of payment of the 4th instalment and shall pay interest thereon at the same rate as aforesaid from and including the day on which the VESSEL is so tendered for delivery.

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4. DEFAULT BEFORE DELIVERY OF THE VESSEL

(a)
If any default by the BUYER occurs as defined in Paragraph 1 (a) or 1 (b) or 1(c) or 1(d) and Paragraph 2 of this Article, the Contract Delivery Date shall, at the SELLER's option, be postponed for the period of continuance of such default by the BUYER.

(b)
If any such default as defined in Paragraph 1 (a) or 1 (b) or 1(c) or 1(d)  and Paragraph 2 of this Article committed by the BUYER continues for a period of thirty (30) days, then, the SELLER shall have all following rights and remedies:

(i)
The SELLER may, at its option, cancel or rescind this Contract, always provided the SELLER has notified the BUYER of such default pursuant to Paragraph 2 of this Article, by giving notice of such effect to the BUYER by registered airmail. Upon receipt by the BUYER of such notice of cancellation or rescission, unless there is not instituted the procedure in accordance with ARTICLE XIII of the Contract all of the BUYER's Supplies shall forthwith become the sole property of the SELLER, and the VESSEL and all its equipment and machinery shall be at the sole disposal of the SELLER for sale or otherwise; and

(ii)
In the event of such cancellation or rescission of this Contract unless there is not instituted the procedure in accordance with ARTICLE XIII of the Contract the SELLER shall be entitled to retain any instalment or instalments of the Original Contract Price paid by the BUYER to the SELLER on account of this Contract.

5. SALE OF THE VESSEL

(a)
In the event of cancellation or rescission of this Contract as above provided, the SELLER shall have full right and power either to complete or not to complete the VESSEL as it deems fit, and to sell the VESSEL at a public or private sale on such reasonable terms and conditions as the SELLER can achieve without being answerable for any loss or damage occasioned to the BUYER thereby.

Before tendering the Vessel for sale, the SELLER shall give respective notice by registered airmail to the BUYER.

(b)
In the event of the sale of the VESSEL in its completed state, the proceeds of sale received by the SELLER shall be applied firstly to payment of all documented expenses attending such sale and otherwise properly incurred by the SELLER as a direct result of the BUYER's default, and then to payment of all unpaid instalments and/or unpaid balance of the Original Contract Price and interest on such instalment at the interest rate as specified in the relevant provisions set out above from the respective due dates thereof to the date of application.

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(c)
In the event of the sale of the VESSEL in its incomplete state, the proceeds of sale received by the SELLER shall be applied firstly to all documented expenses attending such sale and otherwise properly incurred by the SELLER as a direct result of the BUYER's default, and then to payment of all costs of construction of the VESSEL (such costs of construction, as herein mentioned, shall include but are not limited to all costs of labour and/or prices paid or to be paid by the SELLER for the equipment and/or technical design and/or materials purchased or to be purchased, installed and/or to be installed on the VESSEL) under this Contract and/or any fees, charges, expenses and/or royalties incurred and/or to be incurred for the VESSEL less any monies paid by the BUYER,.

(d)
In either of the above events of sale, if the proceeds of sale exceeds the total of the amounts to which such proceeds are to be applied as aforesaid, the SELLER shall promptly pay the excesses to the BUYER without interest, provided that the amount of payment to the BUYER shall in no event exceed the total amount of instalments already paid by the BUYER and the cost of the BUYER’s suppliers, if any.

(e)	If the proceeds of sale are insufficient to pay such total amounts payable as aforesaid, the BUYER shall promptly pay the deficiency to the SELLER upon request.

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ARTICLE XII INSURANCE

1. EXTENT OF INSURANCE COVERAGE

From the time of keel‑laying of the first section of the VESSEL until the same is completed, delivered to and accepted by the BUYER, the SELLER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the SELLER for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER's Supplies, fully insured with first class Chinese insurance companies for SELLER's risk.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payments made by the BUYER to the SELLER and the value of the BUYER’S Supplies that have been delivered to the SELLER. The policy referred to hereinabove shall be taken out in the name of the SELLER and losses under such policy shall be payable to the SELLER. Terms and conditions of insurances, insured amounts and underwriting companies shall be submitted to the BUYER upon request.

2. APPLICATION OF RECOVERED AMOUNT

(a) Partial Loss:

In the event the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance and delivery thereof by the BUYER and in the further event that such damage shall not constitute an actual or a constructive total loss of the VESSEL, the SELLER shall apply the amount recovered under the insurance policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the Classification Society, and other institutions or authorities as described in the Specifications, and to the reasonable satisfaction of the BUYER without additional expenses to the BUYER, and the BUYER shall accept the VESSEL under this Contract if completed in accordance with this Contract and Specifications.

(b) Total Loss:

However, in the event that the VESSEL is determined to be an actual or constructive total loss, the SELLER shall either:

(i)
By the mutual agreement between the parties hereto, proceed in accordance with terms of this Contract, in which case the amount recovered under said insurance policy shall be applied to the reconstruction and/or repair of the VESSEL's damages and/or replacement and reinstallation of BUYER's supplies without additional expenses to the BUYER, provided the parties hereto shall have first agreed in writing as to such reasonable extension of the Contract Delivery Date and adjustment of other terms of

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this Contract including the Original Contract Price as may be necessary for the completion of such reconstruction; or

(ii)
refund immediately to the BUYER the amount of all instalments paid to the SELLER under this Contract without interest together with recovered amount for BUYER's Supplies onboard, whereupon this Contract shall be deemed to be cancelled and all rights, duties, liabilities and obligations of each of the parties to the other shall terminate forthwith.

If the parties hereto fail to reach such agreement within two (2) months after the VESSEL is determined to be an actual or constructive total loss, the provisions of sup-paragraph (ii) above shall apply.

(iii)	In case of any damages to the VESSEL which the SELLER shall claim to underwriter, the SELLER shall notify the BUYER of the extent of damage to the VESSEL within seven (7) business days.

Within thirty (30) days after receiving telefax notice of any damage to the VESSEL constituting an actual or a constructive total loss, the BUYER shall notify the SELLER in writing or by telefax of its agreement or disagreement under the terms of (i) and (ii) of this subparagraph. BUYERS’s failure to notify the SELLER shall be construed as a disagreement on the part of the BUYER and this Contract shall be rescinded and cancelled and the BUYER shall be entitled to receive the refund in terms of the relevant provisions of this Contract and provisions hereof shall apply.

3. TERMINATION OF THE SELLER'S OBLIGATION TO INSURE

The SELLER's obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof to and acceptance by the BUYER.

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ARTICLE XIII   DISPUTES AND ARBITRATION

1. PROCEEDINGS

In the event of any dispute between the BUYER and the SELLER as to any matter arising out of or relating to this Contract or any stipulation herein or with respect thereto which cannot be settled by the BUYER and the SELLER themselves, such dispute shall be resolved by arbitration in London, England in accordance with the Laws of England and the rules current at the time of the London Maritime Arbitrators’ Association. Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) business days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator and notify the other party of such appointment. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute. The three arbitrators shall be members of the London Maritime Arbitrators’ Association.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) business days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board. And in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators shall apply to the President for the time being of the London Maritime Arbitrators’ Association to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators, as the case may be, shall be final, conclusive and binding upon the parties hereto.

The arbitration will be conducted in London, in accordance with and subject to the provisions of the English Arbitration Act 1996 or any statutory modifications or re-enactment thereof for the time being in force and in accordance with the Rules currently in force of the London Maritime Arbitrators’ Association.

The parties mutually agree to cooperate with each other so as to achieve the objective that the arbitration award can be rendered as expeditiously as possible.

2. ALTERNATIVE ARBITRATION BY AGREEMENT

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Notwithstanding the preceding provisions of this Article, it is recognized that in the event of any dispute or difference of opinion arising in regard to the construction of the VESSEL, her machinery and equipment, or concerning the quality of materials or workmanship thereof or thereon, such dispute may be referred to the Classification Society upon mutual agreement of the parties hereto. In such case, the opinion of the Classification Society shall be final and binding on the parties hereto.

3. NOTICE OF AWARD

Notice of any award shall immediately be given in writing or by telefax to the SELLER and the BUYER.

4. EXPENSES

The arbitrator(s) shall determine which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear.

5. AWARD OF ARBITRATION

Award of arbitration, shall be final and binding upon the parties concerned. The right for appeal available under English law is hereby expressly excluded by the parties hereto.

6. ENTRY IN COURT

Judgement on any award may be entered in any court of competent jurisdiction.

7. ALTERATION OF DELIVERY TIME

If the construction of the VESSEL is affected by any arbitration, the SELLER shall be permitted to extend the Contract Delivery Date in accordance with the arbitration award if the award includes a finding as to what extent the SELLER shall be permitted to extend the Contract Delivery Date. To the maximum extent possible, performance by the parties of their obligations under this Contract shall continue during the arbitration of any dispute hereunder,

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ARTICLE XIV   RIGHT OF ASSIGNMENT

Neither of the parties hereto shall assign this Contract to any other individual, firm, company or corporation unless prior consent of the other party is given in writing. Consent is not to be unreasonably withheld or delayed by the SELLER to the BUYER’s assignment of the Contract to any person provided that the assignee shall agree to be bound by and perform all of the obligations of the BUYER pursuant to this Contract and notice of assignment incorporating an undertaking to that effect by the assignee shall be given to the SELLER. This Contract shall inure to the benefit of and shall be binding upon the lawful successors or the legitimate assigns of either of the parties hereto.

The assignment considered therein above shall be extended to any act and/or deed of novation and/or any other form of replacement and/or substitution any of the party to this Contract, always subject prior written consent of the other party.

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ARTICLE XV   TAXES AND DUTIES

1. TAXES AND DUTIES INCURRED IN CHINA

The SELLER shall bear and pay all taxes, duties, stamps, dues, levies, and fees of whatsoever nature incurred or imposed in the People’s Republic of China in connection with the execution and/or performance of this Contract by the SELLER and its subcontractors and any payments to be made hereunder by the BUYER. The SELLER shall assist the BUYER to import the BUYER’s Supplies into the People’s Republic of China without taxes, duties, or restrictions, but in compliance with the laws of the People’s Republic of China.

2. TAXES AND DUTIES INCURRED OUTSIDE CHINA

The BUYER shall bear and pay all taxes, duties, stamps, and fees outside the People’s Republic of China in connection with execution and/or performance of this Contract by the BUYER except for taxes, duties, stamps, dues, and fees imposed upon the items which are to be procured by the SELLER for the construction of the VESSEL in accordance with the terms of this Contract and the Specification.

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ARTICLE XVI   PATENTS, TRADEMARKS AND COPYRIGHTS

The machinery and equipment of the VESSEL may bear the patent number, trademarks or trade names of the manufacturers. The SELLER shall defend, indemnify and hold harmless the BUYER from patent liability or claims of patent infringement of any nature or kind, including costs and expenses for, or on account of any patented or patentable invention made or used in the performance of this Contract and also including cost and expense of litigation, if any.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyright in equipment covered by this Contract, and all such rights are hereby expressly reserved to the true and lawful owners thereof. Notwithstanding any provisions contained herein to the contrary, the SELLER's obligation under this Article will not be terminated by the passage of any specified period of time.

The SELLER's indemnity hereunder does not extend to equipment or parts supplied by the BUYER to the SELLER if any.

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ARTICLE XVII   NOTICE

Any and all notices and communications in connection with this Contract shall be addressed as follows:

To the BUYER:	Baltic Trading Limited
Address :	299 Park Avenue 12th floor New York, NY USA 10171
Tel :	1 646 443 855
Telefax No:	1 646 443 855
Email:	Finance@gencoshipping.com

To the SELLER :	Yangfan Group Co., Ltd.
Address :	169 Lujiazhi Road, Shenjiamen, Putuo, Zhoushan City,
Tel :	0086-580-3016586
Telefax No:	0086-580-3012979
Email:	xmbusiness@vip.sina.com

Any change of address shall be communicated in writing by registered mail by the party making such change to the other party and in the event of failure to give such notice of change, communications addressed to the party at their last known address shall be deemed sufficient.

Notices, requests, demands, instructions, advice and communications in connection with this Contract shall be sent by email and/or telefax and shall be deemed to be delivered in case of email when moved to the sent box and in case of telefax by the answerbacks, except notices, requests, demands, instructions, advice and communications stated below in this Article.

Notwithstanding any other provision in this contract, in the event of notices of default, notices of rescission and cancelation, notices of arbitration, notices of award, notices of refund(s) under the refund guarantee, notices of payment(s) under the payment guarantee, notices of delivery and acceptance or rejection of the VESSEL, and notices of consent to the assignment of this Contract shall be followed by originals in writing sent by express courier with proof of dispatch and shall be deemed delivered five (5) days after the date of dispatch or by registered airmail with proof of dispatch and shall be deemed delivered ten (10) days after the date of dispatch.

Any and all notices, communications, Specifications and drawings in connection with this Contract shall be written in the English language and each party hereto shall have no obligation to translate them into any other language.

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ARTICLE XVIII EFFECTIVE DATE OF CONTRACT

This Contract shall become effective upon fulfilment of all the following conditions:

1)	Due execution of this Contract and the Specifications before 14th November, 2013; and

2)	Receipt by the Buyer of the Corporate Guarantee issued in accordance with ARTICLE II 3 of this Contract.

3)	Receipt by the SELLER of the Deposit from the BUYER in accordance with ARTICLE II 3 of this Contract.

4)	Receipt by the Buyer of the Refund Guarantee issued in accordance with ARTICLE II 7 of this Contract.

In the event that any of the above conditions/requirements have not been fulfilled on or before January 3rd, 2014 due to any reason whatsoever, then, this Contract other than the agreement to refund the deposit pursuant to Article II.3 and the agreement under Article XIX in relation to any dispute in respect thereof shall automatically become null and void, unless otherwise mutually agreed in writing between the Parties, and the Parties hereto shall be immediately and completely discharged from all of their obligations to each other under this Contract as though this Contract had never been entered into. No party shall be liable to the other for any loss or damage, if any.

The date when all the foregoing conditions have been fulfilled and satisfied is called the Effective Date of the Contract.

Date: 13th November, 2013

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ARTICLE XIX   INTERPRETATION AND MISCELLANEOUS PROVISIONS

1. LAW APPLICABLE

The parties hereto agree that the validity and interpretation of this Contract and of each Article and part hereof and any non-contractual obligations arising out of or in connection with it shall be governed by and interpreted in accordance with the Laws of   England.

2. DISCREPANCIES

All general language or requirements embodied in the Specifications are intended to amplify, explain and implement the requirements of this Contract. However, in the event that any language or requirements so embodied in the Specifications permit an interpretation inconsistent with any provision of this Contract, then in each and every such event the applicable provisions of this Contract shall govern. The Specifications and plans are also intended to explain each other, and anything shown on the plans and not stipulated in the Specifications or stipulated in the Specifications and not shown on the plans, shall be deemed and considered as if embodied in both. In the event of conflict between the Specifications and plans, the Specifications shall govern.

However, with regard to such inconsistency or contradiction between this Contract and the Specifications as may later occur by any change or changes in the Specifications agreed upon by and among the parties hereto after execution of this Contract, then such change or changes shall govern.

3. ENTIRE AGREEMENT

This Contract contains the entire agreement and understanding between the parties and supersedes and extinguishes all prior negotiations, representations, undertakings and agreements between them, whether written or oral, relating to its subject matter.

Each party acknowledges and confirms that it has not entered into this Contract on the basis of, does not rely on and shall have no remedies in respect of, any representation or statement (whether made innocently or negligently) that is not set out in this Contract.

No party shall have any claim for innocent or negligent misrepresentation based upon any statement in this Contract, and a party’s only remedy (if any) is for breach of contract.

4. AMENDMENT

No provision of this Contract may be amended, modified, waived or terminated except by an instrument in writing executed by each of the parties.

Date: 13th November, 2013

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In WITNESS WHEREOF, the parties hereto have caused this Contract to be duly executed on the day and year first above written.

THE BUYER: Baltic Trading Limited

By:	/s/ Robert G. Buchanan

Name:	Robert G. Buchanan
Title:	Attorney in fact

THE SELLER: Yangfan Group Co., Ltd.

By:	/s/ Li Mingdong

Name:	Li Mingdong
Title:	Chairman	13.11.2013

Date: 13th November, 2013
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EXHIBIT “A”

To:	Baltic Trading Limited
299 Park Avenue 12th floor New York, NY USA 10171

Dear Sirs,
                 13th November 2013

1.	In consideration of your entering into a Shipbuilding Contract dated 13th November 2013 (the “Contract”) made between yourselves as the buyer (the “Buyer”) and Yangfan Group Co., Ltd as seller (the “SELLER”) for the sale and purchase of of one Bulk Carrier having Hull No. BC64K-BT01 (the “Vessel”), we, YANGFAN GROUP CO., LTD, hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment of the deposit of US$500,000 (five hundred thousand United States Dollars) (the “Deposit”) to be paid by the Buyer under the Contract (the “Guaranteed Amount”), if and when the same or any part thereof becomes repayable to you from us in accordance with the terms of the Contract or following termination of the Contract for our breach, together with an interest at the rate of six percent (6%) per annum for the period commencing with the date of receipt by us of the Deposit to the date of repayment.

2.	We hereby agree that, at your option, this Letter of Guarantee and undertaking hereunder shall be assignable to any financier of yours, provided that such written notice or any assignment of the benefit hereunder shall be given to us before such assignment takes effect.

3.	Any payment by us under this Letter of Guarantee shall be made in United States Dollars by telegraphic transfer to XXXX, SWIFT: XXXX, as receiving bank nominated by you for credit to Baltic Trading Limited. Account No. XXXX or through any other receiving bank nominated by you. Any payment made by ourselves under reference to this Letter of Guarantee shall reduces the Guaranteed Amount accordingly.

4.	Our obligations under this guarantee shall not be affected or prejudiced by any dispute between you as the Buyer and us under the Contract or by any variation or extension of the terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Letter of Guarantee.

5.	However, in the event of our receipt within that period of thirty (30) days of a written notice from you, that there is a dispute in relation to:

i) whether the SELLER shall be liable to repay or refund the Deposit paid by you and

ii) consequently whether you shall have the right to demand payment from us,

and that such dispute has been submitted either by us or by you for arbitration in accordance with ARTICAL XIII of the Contract, we shall be entitled to withhold and

Date: 13th November, 2013

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defer payment until either (i) the arbitration award is published or (ii) a written settlement agreement between us in relation to the dispute. We shall not be obliged to make any payment to you unless the arbitration award or judgment or settlement agreement orders or requires that us make repayment to you partly or in full.

We shall, in accordance with the arbitration award or judgment or settlement agreement, pay to you to the extent the arbitration award or judgment or settlement agreement orders or requires but not exceeding the aggregate amount of this Guarantee plus interest, if any.  We will make payment to you within thirty (30) days of our receipt of a further written demand accompanied by a copy of the final arbitration award or judgment or settlement agreement.

6.	Any claim or demand shall be in writing signed by one of your authorized representative(s) and may be served on us either by hand at or by post to:

Yangfan Group Co., Ltd.
Lujiazhi Shenjiamen Putuo, Zhoushan, Zhejiang, 316100, P.R. China
Tel: 0086-580-3016586         Fax: 0086-580-3012979
Email: xmbusiness@vip.sina.com

7.	This Letter of Guarantee shall come into full force and effect upon delivery to you of this Letter of Guarantee and receipt by us of the Deposit and shall continue in force and effect until i) the receipt of Refund Guarantee issued by the SELLER’s bank; ii) the guarantee amount has been refunded by us.

8.	All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholding shall equal the amount which would have been received had no such deduction or withholding been required to be made.

9.	This Letter of Guarantee and any non-contractual obligations arising hereunder shall be construed in accordance with and governed by the Laws of England.

10.	In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Letter of Guarantee or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London according to the rules of the London Maritime Arbitration Association (the “LMAA”). Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration,
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it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board; and in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the chairman of LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the parties hereto.

11.	This Letter of Guarantee shall have expired as aforesaid, and you will return the same to us without any request or demand from us.

Very Truly Yours

SIGNED, for and on behalf of
YANGFAN GROUP CO., LTD

By:	/s/ Li Mingdong
Name:	Li Mingdong
Title:	Chairman	13.11.2013

Date: 13th November, 2013
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EXHIBIT  “B”

(SUBJECT TO SELLER’S BANK AND BUYER’S BANK APPROVAL)

Irrevocable Letter of Guarantee (Refund Guarantee)

To: _______________________________

Date:
Dear Sirs,
Irrevocable Letter of Guarantee No.

1.            This guarantee is entered into at the request of ________ Shipyard (hereinafter called "the SELLER") and for good and valuable consideration (receipt and sufficiency acknowledged).  We refer to the Contract concluded by and amongst you, and the SELLER dated ___________, 20__ for the construction of one (1) ________________ to be designated as Hull No. _______ (hereinafter called "the Contract" which expression includes without limitation, the same as amended as supplemented or as novated from time to time). We, the xxxx  of China, xx Branch with its registered address at xxxx, People’s Republic of China, do hereby irrevocably and unconditionally guarantee repayment to you by the SELLER of an amount up to but not exceeding a total amount of United States Dollars ___________________ Only (US$_________) representing the first instalment of the Contract Price of the Vessel, United States Dollars ______________ Only (US$ ______________), [and the second instalment of the Contract Price of the Vessel, United States Dollars ______________ Only (US$ ______________) ], [and the third instalment of the Contract Price of the Vessel, United States Dollars ______________ Only (US$ ______________), as you may have paid to the SELLER under the Contract prior to the delivery of the Vessel, if and when the same or any part thereof becomes repayable to you from the SELLER in accordance with the terms (ARTICLE X or ARTICLE XII 2(b)) of the Contract or following termination of the Contract for SELLER's breach, together with an interest at the rate of six percent (6%) per annum for the period commencing with the date of receipt by the SELLER of the respective instalment(s) to the date of repayment.

2.            We shall pay to you such amount as demanded by you together with interest if any as specified above within thirty (30) days after our receipt of your first written demand for repayment stating that the SELLER has wholly or partly failed to repay or refund one or more installments in accordance with the terms and conditions of the Contract and indicating the amounts to be paid, and the basis, if any on which interest must be paid.

3.            However, in the event of our receipt within that period of thirty (30) days of a written notice from you or the SELLER, that there is a dispute between you and the SELLER in relation to:

Date: 13th November, 2013
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(1) whether the SELLER shall be liable to repay or refund the installment or installments paid by you and

(2) consequently whether you shall have the right to demand payment from us,

and that such dispute has been submitted either by the SELLER or by you for arbitration in accordance with ARTICLE XIII of the Contract, we shall be entitled to withhold and defer payment until either (i) the arbitration award is published or (ii) you and the SELLER enter into a written settlement agreement in relation to the dispute. We shall not be obliged to make any payment to you unless the arbitration award or judgment or settlement agreement orders or requires that the SELLER make repayment to you partly or in full.

If the SELLER fails to make the repayment to you, partly or in full, in accordance with the arbitration award or judgment or settlement agreement then we shall pay to you to the extent the arbitration award or judgment or settlement agreement orders or requires but not exceeding the aggregate amount of this Guarantee plus interest, if any.  We will make payment to you within thirty (30) days of our receipt of a further written demand accompanied by a copy of the final arbitration award or judgment or settlement agreement.

4.            The said repayment shall be made by us by telegraphic transfer in freely transferable United States Dollars.

5.            This Letter of Guarantee shall become effective from the time of the actual receipt of all the amount of the first installment by the SELLER from you at its account no. xxxx with us quoting our reference No. xxxx of this Letter of Guarantee, and the amounts effective under this Letter of Guarantee shall correspond to the total payment(s) actually made by you from time to time under the Contract prior to the delivery of the Vessel. However, the available amount under this Letter of Guarantee shall in no event exceed the aggregate of the instalment(s) actually paid to the SELLER, together with interest, in accordance with Clause 1 of this Guarantee, if any.

6.            This Letter of Guarantee shall remain in force until the Vessel has been delivered to and accepted by you or refund has been made by the SELLER or ourselves in full of the sums guaranteed by this guarantee, or [Delivery Date + 210 days] ("Expiry Date") whichever occurs earliest, after which this Letter of Guarantee shall automatically become null and void whether or not it is returned to us for cancellation. Consequently any demand for payment under this guarantee must be received by us on or before  the Expiry Date at our address stated above, and (for the avoidance of doubt) if a valid demand is received on or before the Expiry Date at our address stated above, we shall remain obliged to pay it even after the Expiry Date.

However, in the event that there exists arbitration between you and the SELLER for any such matter as described above, then the validity of this guarantee shall be automatically extended and shall expire sixty (60) days after (i) the said arbitration award is published or if such award is appealed, final judgment is given in the English court is given on appeal of the arbitration award or (ii) settlement has been signed, whichever of (i) or (ii) is the
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earliest.

7 For the avoidance of doubt, our obligations under this guarantee shall not be affected or prejudiced by any dispute between you and the SELLER or by any variation or extension of the terms of the Contract, or by any security or other indemnity now or hereafter held by you in respect thereof, or by any waiver, time or indulgence granted by you or any other person in connection therewith, or by any illegality, invalidity or unenforceability in whole or in part of the terms thereof or any other guarantee, any insolvency, bankruptcy, liquidation or re-organisation of the SELLER, the dissolution of the SELLER (or its otherwise ceasing to exist) or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, extinguish or diminish in any way our obligations under this Guarantee.

8.                   We hereby represent and warrant that we:

(a)	have the corporate power and authority to enter into, execute and deliver this Guarantee and perform our obligations under it and that we will take all steps necessary to maintain the validity and enforceability of this Guarantee;

(b)	are permitted by the laws of the People's Republic of China to issue this foreign currency (USD) guarantee in this wording and, in particular, to designate English law as the applicable law and to submit to arbitration in London for the resolution of any dispute arising under or in connection with this Guarantee; and

(c)	have the necessary authorisation and approval from the state administration for foreign exchange (SAFE) and all other relevant government agencies of the People's Republic of China to guarantee the amounts provided for in this Guarantee in USD currency.

We undertake duly to register or as the case may be procure the registration of this Guarantee with, and keep this Guarantee duly registered at all relevant times, with the relevant SAFE authority.  In case the rights, title and interest in and to this Letter of Guarantee have been assigned to your financing bank(s) and we have been notified accordingly we hereby undertake to register such assignment with the relevant SAFE authority.

9.         All payments by us under this Guarantee shall be made without any set off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholdings shall equal the amount which would have been received had no such deduction or withholding been required to be made.

10.            This Letter of Guarantee and any non-contractual obligations arising hereunder is

Date: 13th November, 2013
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governed by the Laws of England.

11.            In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Letter of Guarantee or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London according to the rules of the London Maritime Arbitration Association (the “LMAA”). Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board; and in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the chairman of LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the parties hereto.

12.            Our liabilities under this guarantee shall be reduced automatically in accordance with any repayment(s) of the guaranteed instalment made by the SELLER or by ourselves to you and received by you in your designated account.

13.            This Letter of Guarantee may be assigned to buyer’s financing bank for the purpose of security for the financing by them of your obligation under the Contract. In case of assignment, the right of making demand for payment shall remain with yourselves, notice of assignment shall be sent to us by authenticated swift message through your bank and we shall acknowledge such assignment in the form reasonably requested by your financier.

For
Full name of the Bank

Date: 13th November, 2013
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EXHIBIT  “C”
(TO BE ISSUED BY THE BUYER AND SUBJECT TO SELLER,SELLER’S BANK APPROVAL)

Irrevocable Letter of Guarantee (Payment Guarantee)

To: YANGFAN GROUP CO., LTD

Dear Sirs,

(1)
In consideration of your entering into a Shipbuilding Contract dated 13th November 2013 (hereinafter called the “Shipbuilding Contract”) with _________as the buyer (the “BUYER”) for the construction of one (1) 64,000 metric ton deadweight Bulk Carrier ________________________known as __________Hull No. BC64K-BT01 (The VESSEL”), We, __________(buyer’s bank details to be inserted)__________, at the request of the BUYER, hereby IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as the primary obligor and not merely as the surety, the due and punctual payment by the BUYER of all of the 2nd and 3rd Installment of the Contract Price amounting to a total sum of United States Dollars   Five Million and Six Hundred Thousand only (USD5,600,000) as specified in (2) below.

(2)
The installment guaranteed hereunder, pursuant to the terms of Shipbuilding Contract, comprise the _____Installment in the amount of United States Dollars___________________ only (USD______) payable by the BUYER within five (5) New York banking days after ______________of the VESSEL and fulfillment of conditions set out in ARTICLE II of the Shipbuilding Contract.

(3)
We also IRREVOCABLY, ABSOLUTELY and UNCONDITIONALLY guarantee, as primary obligor and not merely as surety, the due and punctual payment by the BUYER of interest on the second and third Installments guaranteed hereunder at the rate of six percent (6%) per annum from and including the first day after the date of installment being in default until the date of full payment by us of such amount guaranteed hereunder or the date falling sixty (60) days after the first day after the date of the installment being in default, whatever occurs earlier.

(4)
In the event that the BUYER fails to punctually pay the second and third installments  after the fulfillment of the conditions set out in ARTICLE II of the Shipbuilding Contract guaranteed hereunder or the BUYER fails to pay any interest thereon, and any such default continues for a period of 15 Banking days, then, upon receipt by us of your first written demand but subject a stated in this Letter of Guarantee, we shall pay to you or your assignee the second or the third Installments (as the case may be), together with the interest as specified in Paragraph (3) hereof.

However, in the event of our receipt within that period of thirty (30) Banking Days of a written notice from you or the Buyer, that there is a dispute between you and the Buyer in relation to:

Date: 13th November, 2013
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(1)	whether the Buyer shall be liable to pay any Instalment of the Contract; and

(2)	consequently whether you shall have the right to demand payment from us,

and that such dispute has been submitted either by the Buyer or by you for arbitration in accordance with ARTICLE XIII of the Contract, we shall be entitled to withhold and defer payment until either (i) the arbitration award is published or (ii) you and the Buyer enter into a written settlement agreement in relation to the dispute. We shall not be obliged to make any payment to you unless the arbitration award or judgment or settlement agreement orders or requires that the Buyer make payment to you partly or in full.

If the Buyer fails to make the payment to you, partly or in full, in accordance with the arbitration award or judgment or settlement agreement then we shall pay to you to the extent the arbitration award or judgment or settlement agreement orders or requires but not exceeding the aggregate amount of this Guarantee plus interest, if any.  We will make payment to you within thirty (30) Banking Days of our receipt of a further written demand accompanied by a copy of the final arbitration award or judgment or settlement agreement.

(5)
We hereby agree that at your option this Letter of Guarantee and undertaking hereunder shall be assignable to any financier and if so assigned shall inure to the benefit of ________________, the People’s Republic of China (the SELLER’s bank) as your assignee as if any such third party or _____________________, the People’s Republic of China were originally named herein, provided that such written notice or any assignment of the benefit hereunder shall be given to us before such assignment takes effect.

(6)
Any payment by us under this Letter of Guarantee shall be made in United States Dollars by telegraphic transfer to (___ seller’s bank details with full address to be inserted here__), People’s Republic of China SWIFT:_________, as receiving bank nominated by you for credit to SELLER’s Account No.__________________ or through other receiving bank nominated by you for credit to SELLER’s Account No.               .  Any payment made be ourselves or by the Buyer through ourselves under reference to this guarantee reduces the guarantee accordingly.

(7)
Our obligations under this guarantee shall not be affected or prejudiced by any dispute between you as the SELLER and the BUYER under the Shipbuilding Contract or by the SELLER’s delay in the construction and/or delivery of the VESSEL due to whatever causes or by any variation or extension of their terms thereof or by any security or other indemnity now or hereafter held by you in respect thereof, or any time or indulgence granted by you or any other person in connection therewith, or by any invalidity or unenforceability of the terms thereof, or by any act, omission, fact or circumstances whatsoever, which could or might, but for the foregoing, diminish in any way our obligations under this Guarantee.

Date: 13th November, 2013
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(8)
Any claim or demand shall be in writing signed by one of your authorized representative(s) (the correctness of your signatures on any demand has to be confirmed by a bank to our nominated bank via authenticated SWIFT message) and may be served on us either by hand at or by post to_____ ( buyer’s bank details with full address and telephone number inserted here _______), Attention: (contact name to be inserted)________(or such other address as we may notify to you in writing), or by authenticated SWIFT (SWIFT Code:______) via _________( SELLER’s bank to be inserted)____, with confirmation in writing and such demand shall contain SELLER’s declaration that

the SELLER has given fax notice that [           ] of the VESSEL (certified by a written confirmation of the Classification Society) has taken place, and

the BUYER failed to punctually pay the [   ] installment guaranteed hereunder or the BUYER failed to pay any interest thereon, and any such default has continued for a period of fifteen (15) days.

and further provided that we have received a copy of the Refundment Guarantee for the 1st to 3rd Installments issued by the SELLER’s Bank, in favour of the Buyer in a form agreed between the Buyer and the SELLER.

(9)
This Letter of Guarantee shall come into full force and effect upon delivery to you of this Letter of Guarantee and shall continue in force and effect until the date when we receive an authenticated SWIFT from_________ (seller’s bank to be inserted)____, stating that they have received from SELLER a duly signed letter confirming that (i) the _____ installment together with aforesaid interest have been paid by the BUYER or us or (ii) VESSEL is delivered to and accepted by the BUYER  or       (insert contract delivery dated)   whatever occurs first.

(10)
The maximum amount, however, that we are obliged to pay to you under this Guarantee shall not exceed the aggregate amount of United States Dollars_________________________ only (USD______________) being an amount equal to the sum of :

(a)	All the ________ Installment guaranteed hereunder in the total amount of United States Dollars____________ only (USD_______); and
(b)	Interest at the rate of six percent (6%) per annum on the installment for a period of Sixty (60) days in the amount of United States Dollars __________________ only (USD________).

(11)
All payments by us under this Letter of Guarantee shall be made without any set-off or counterclaim and without deduction or withholding for or on account of any taxes, duties, or charges whatsoever unless we are compelled by law to deduct or withhold the same. In the latter event we shall make the minimum deduction or withholding permitted and will pay such additional amounts as may be necessary in order that the net amount received by you after such deductions or withholding shall equal the

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amount which would have been received had no such deduction or withholding been required to be made.

(12)	This Letter of Guarantee shall be construed in accordance with and governed by the Laws of England.

(13)
In the event of any dispute between the parties hereto as to any matter arising out of or relating to this Letter of Guarantee or any stipulation herein or with respect thereto which cannot be settled by the parties themselves, such dispute shall be resolved by arbitration in London according to the rules of the London Maritime Arbitration Association (the “LMAA”). Either party may demand arbitration of any such disputes by giving written notice to the other party. Any demand for arbitration by either party hereto shall state the name of the arbitrator appointed by such party and shall also state specifically the question or questions as to which such party is demanding arbitration. Within twenty (20) days after receipt of notice of such demand for arbitration, the other party shall in turn appoint a second arbitrator. The two arbitrators thus appointed shall thereupon select a third arbitrator, and the three arbitrators so named shall constitute the board of arbitration (hereinafter called the "Arbitration Board") for the settlement of such dispute.

In the event however, that said other party should fail to appoint a second arbitrator as aforesaid within twenty (20) days following receipt of notice of demand of arbitration, it is agreed that such party shall thereby be deemed to have accepted and appointed as its own arbitrator the one already appointed by the party demanding arbitration, and the arbitration shall proceed forthwith before this sole arbitrator, who alone, in such event, shall constitute the Arbitration Board; and in the further event that the two arbitrators appointed respectively by the parties hereto as aforesaid should be unable to reach agreement on the appointment of the third arbitrator within twenty (20) days from the date on which the second arbitrator is appointed, either party of the said two arbitrators may apply to the chairman of LMAA to appoint the third arbitrator. The award of the arbitration, made by the sole arbitrator or by the majority of the three arbitrators as the case may be, shall be final, conclusive and binding upon the parties hereto.

(14)	This Letter of Guarantee shall have expired as aforesaid, and you will return the same to us without any request or demand from us.

Dated:	2013.

Very Truly Yours
SIGNED, for and on behalf of
Baltic Trading Limited

By:
Name:
Title:

Date: 13th November, 2013

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